COINSMART FINANCIAL INC.

ANNUAL INFORMATION FORM

For the year ended December 31, 2022

March 28, 2023

DATE, CURRENCY AND OTHER INFORMATION

In this annual information form ("AIF"), unless the context otherwise requires, the "Company", "CoinSmart", "its", "we", "our" or "us" refers to CoinSmart Financial Inc. References to "Mesa Exploration Corp." or "Mesa" refer to the Company prior to completion of the Transaction (as defined herein).

The information in this AIF applies to business activities and operations of the Company for the year ended December 31, 2022 but is updated to March 28, 2023, unless otherwise stated.

All financial information in this AIF is presented in Canadian dollars unless otherwise indicated.

This AIF includes market and industry data that has been obtained from third party sources, including industry publications. CoinSmart believes that the industry data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness of this data.  Third party sources generally state that their information has been obtained from sources believed to be reliable, but there is no assurance as to the accuracy or completeness of included information.  Although the data is believed to be reliable, CoinSmart has not independently verified any of the data from third-party sources referred to in this AIF or ascertained the underlying economic assumptions relied upon by such sources.

NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this AIF constitute forward-looking information or forward-looking statements (collectively, "forward-looking statements") within the meaning of applicable Canadian securities laws. All statements other than statements of historical facts contained in this AIF, including statements regarding our future results of operations and financial position, business strategy, prospective products and/or services, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products and/or services are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements concerning the Company's current expectations, estimates, projections, assumptions and beliefs, and, in certain cases, can be identified by the use of words such as "seeks", "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "should", "would", "might", or "will be taken", "occur" or "be achieved", or the negative forms of any of these words and other similar expressions. When we discuss our strategy, plans, future financial and operating performance, financing plans, growth in cash flow and operating margins, or other events that have not yet happened, we are making forward-looking statements. We have based the forward-looking statements largely on our current expectations, estimates, assumptions and projections about future events and financial trends that we believe, as of the date of such statements, may affect our business, financial condition and results of operations. Such expectations, estimates, assumptions, and projections, many of which are beyond our control, include, but are not limited to: projections of future financial and operational performance; statements with respect to future events or future performance; anticipated operating costs and revenue; estimates of capital expenditures; anticipated cash needs and needs for additional financing; plans for and timing of expansion of our products and/or services; ability to attract and retain personnel; competitive position and our expectations regarding competition; and anticipated trends and challenges in the Company's business and the markets in which we operate. Forward-looking information is necessarily based on estimates and assumptions that are inherently subject to known and unknown risks, uncertainties and other factors, many of which are beyond our ability to control, that may cause our actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information. Such factors include, without limitation: risks and uncertainties associated with the digital currency industry; adapting to technological change, new products and standards; increased competition that adversely affects business; additional competition from new or existing technologies that adversely affect business; continued growth in key markets; the effectiveness and efficiency of advertising and promotional activities; political, economic and other uncertainties in respect of digital currencies; that the Company's software products and/or services may contain undetected errors or "bugs", vulnerabilities or defects; damage or failure of our information technology; cybersecurity risks associated with data security and hacking; risks associated with potential violations of applicable privacy laws; fraud; risks resulting from interruptions or delays from third-party processors and service providers upon which we rely; risks associated with any continued sales growth; the on-going COVID-19 global pandemic, including the rapidly evolving reaction of governments, private sector participants and the public to that pandemic and/or the associated economic impact of that pandemic and the reaction to it that have impacted our operations and plans and will continue to impact our operations and plans for a period of time that remains uncertain; risks related to compliance with laws and regulations and the effect of changes in law and regulatory environment; ability to obtain additional financing; loss of key personnel and our inability to attract and retain qualified personnel; potential losses, liabilities and damages related to our business which are uninsured or uninsurable; risks associated with litigation or dispute resolution; volatility of global financial conditions; taxation, including changes in tax laws and interpretation of tax laws; as well as other risks, uncertainties and other factors, including, without limitation, those referred to in this AIF under the heading "Risk Factors" and elsewhere herein. Forward-looking statements are not a guarantee of future performance but, rather, reflect the Company's current expectations and assumptions, and are subject to a number of known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from those anticipated in such statements. All of the forward-looking statements contained in this AIF are qualified by these cautionary statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements, there may be other factors that cause actual results to differ materially from those which are anticipated, estimated, or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Readers are cautioned not to place undue reliance on the forward-looking statements or the assumptions on which the Company's forward-looking statements are based. Readers are further cautioned that the foregoing list of risks and assumptions is not exhaustive and prospective investors should consult the more complete discussion of the Company's business, financial condition and prospects that is included in this AIF. Our forward-looking statements reflect current expectations regarding future events and operations and speak only as of the date of this AIF. The Company assumes no obligation to update publicly or otherwise revise any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements. As of the date of this AIF, the impacts of the COVID-19 pandemic continue to unfold. It is not possible for CoinSmart to reliably estimate the length and severity of these impacts and, as a result, many of our estimates and assumptions contained herein required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. Readers should carefully review these estimates and assumptions, along with the risk factors contained in "Risk Factors", in light of evolving economic, political and social conditions. The forward-looking statements contained in this AIF are expressly qualified in their entirety by the foregoing cautionary statements and those made in our other filings with applicable securities regulators in Canada.

Corporate Structure

Name, Address and Incorporation

CoinSmart Financial Inc. (the "Company") was incorporated under the Business Corporations Act (British Columbia) ("BCBCA") on December 16, 1965 under the name "Fintry Enterprises Inc.". It subsequently changed its name to "Mesa Uranium Corp." on December 21, 2005 following the acquisition of BZU Minerals Ltd. It subsequently changed its name to "Mesa Exploration Corp." ("Mesa") on March 30, 2011.

The Company is the resulting entity following a three-cornered amalgamation transaction (the "Transaction") between Mesa, 12553562 Canada Inc. ("Subco"), a wholly-owned subsidiary of Mesa, and Simply Digital Technologies Inc., dba CoinSmart ("SDT") completed on October 27, 2021. Concurrent with the closing of the Transaction, Mesa changed its name to "CoinSmart Financial Inc.", adopted new articles and effected a change in directors, management and business.

The head office of the Company is located at 1075 Bay St., Unit 301, Toronto, Ontario, Canada, M5B 2B2 and the registered office of the Company is located at 1055 West Hastings Street, Suite 1700, The Guinness Tower, Vancouver, British Columbia V6E 2E9.

The Company's common shares (each a "Common Share" and together, the "Common Shares") are listed on the NEO Exchange Inc. (the "NEO Exchange") under the symbol "SMRT".

Inter-corporate Relationships

The diagram immediately below presents the intercorporate relationships of the Company as of the date of this AIF.

DEVELOPMENT OF THE BUSINESS

Three Year History of the Company

On July 11, 2018, Mesa signed a letter of intent with Sunrite Greenhouses Ltd. ("Sunrite") pursuant to which Mesa agreed to acquire all of the issued and outstanding shares of Sunrite. On February 13, 2019, Mesa and Sunrite terminated their agreement. On April 4, 2019 entered into a $250,000 loan agreement with an arm's length lender for the purposes of evaluating potential acquisition or business combinations.

On October 2, 2019, following shareholder approval, Mesa applied to the TSX Venture Exchange ("TSXV") to have its shares delisted. On December 31, Mesa issued 9,522,151 Common Shares in settlement of an aggregate $467,107.58 of outstanding debts and completed a 15:1 share consolidation of Common Shares. On May 11, 2020, Mesa issued 10,780,665 Common Shares in settlement of an aggregate of $377,323.29 of outstanding debt.

On June 29, 2020, Mesa and Embark Health Inc. ("Embark") entered into a letter of intent (the "Embark LOI") with respect to the acquisition by Mesa of all of the issued and outstanding common shares of Embark. On December 10, 2020, Mesa, Newco and Embark entered into a definitive acquisition agreement (the "Embark Acquisition Agreement") related to the subject matter of the Embark LOI. On March 12, 2021, Embark and Mesa mutually terminated the Embark Acquisition Agreement.

On April 26, 2021, Mesa entered into an amalgamation agreement (the "Amalgamation Agreement) with SDT and Subco whereby, among other things, Mesa acquired all of the issued and outstanding securities of SDT in exchange for securities of Mesa pursuant to a three-cornered amalgamation.

On May 6, 2021, Mesa assigned all of its interests in BZU (a then inactive company with no assets) to a company controlled by Foster Wilson, a director and officer of Mesa.

On July 20, 2021, Mesa held an annual and special meeting of shareholders (the "Meeting") at which Mesa shareholders approved certain matters in connection with the Transaction, including the Consolidation (defined below), the Name Change (defined below), the adoption of an omnibus long term incentive plan to take effect and replace the stock option plan of Mesa upon the completion of the Transaction and the appointment of the SDT nominated directors to the Mesa board of directors upon completion of the Transaction.

On September 27, 2021, Mesa announced that it had received conditional approval for the listing of its Common Shares on the NEO Exchange subject to the completion of the Transaction.

On October 27, 2021, Mesa announced the completion of the Transaction and the Company's new board of directors (the "Board") and management team. Pursuant to the terms of the Amalgamation Agreement, SDT and Subco amalgamated and all of the issued and outstanding shares of SDT were exchanged for equivalent shares of Mesa on a one-for-one basis, subject to the Consolidation (defined below) and the Share Split (defined below). Following the completion of the Transaction, the company formed by the amalgamation of SDT and Subco ("Amalco") became a wholly-owned subsidiary of Mesa. The amalgamation of SDT and Subco to form Amalco was effected by certificate and articles of amalgamation dated October 27, 2021, under the Canada Business Corporations Act (the "CBCA"). Concurrent with the completion of the Transaction, Mesa changed its name to "CoinSmart Financial Inc." (the "Name Change"); adopted new articles; and reconstituted its board of directors with nominees of SDT. The Name Change was effected by a certificate of change of name dated October 26, 2021 under the BCBCA. Effective October 27, 2021, the Company is carrying on the business of SDT.

Prior to the completion of the Transaction, Mesa consolidated all of its issued and outstanding Common Shares on the basis of 8.6282 pre-consolidation Common Shares for one post-consolidation Common Share (the "Consolidation").

Completion of the Transaction constituted a reverse takeover of Mesa by SDT. After the completion of the Transaction, there were 58,282,026 Common Shares issued and outstanding.

On November 2, 2021, the Company's Common Shares began trading on the Neo Exchange under the ticker symbol "SMRT".

The Company believes the future of crypto is a safe, compliant, and regulated environment. In 2022, due to market conditions, the Company dedicated substantial resources to its business units with the highest margins. Business units that tend to be less impacted by macro trends compared to its retail platform. This included expanding its over the counter offering to additional countries in Europe as well as expanding SmartPay. SmartPay is the Company's payments platform offering the ability for anyone to accept crypto payments online or in person. As market conditions improve the Company will look to invest further in medium to long term expansion goals in countries such as Australia and Latin America. With the launch of its public facing API for SmartPay, the Company will focus on acquiring new clients to utilize its crypto currency payment processing service. Targeted clientele including traditional payment processors, e-commerce merchants, payment aggregators and online platforms. The Company will continue to dedicate resources in the short term to growing market share in Canada, as well as the United Kingdom with a long-term focus dedicated to growing its ecosystem such as NFTs, Web3, MetaVerse and Yield generation in jurisdictions whose regulatory framework allows for it.

On September 22, 2022, the Company announced that it had entered into a Share Purchase Agreement (the "Purchase Agreement") with Coinsquare Ltd. ("Coinsquare"), pursuant to which the Company had agreed to sell to Coinsquare all of the issued and outstanding shares of its wholly-owned operating subsidiary Simply Digital Technologies Inc.

On January 23, 2023 the Company announced that it has rejected the notice previously delivered by Coinsquare purporting to terminate the Share Purchase Agreement on the basis that it is invalid and without merit. The Company had written to Coinsquare to advise that the notice was invalid and that it expected Coinsquare to close the transaction on the terms set out in the Share Purchase Agreement.

On February 2, 2023 the Company announced that, as a result of Coinsquare failing to close the transaction, it had accepted Coinsquare's repudiation of the Share Purchase Agreement and that the transactions contemplated thereunder will not proceed. It is the Company's position that Coinsquare had no legal basis to terminate the Share Purchase Agreement. The Company intends to commence legal proceedings against Coinsquare to seek monetary damages arising from Coinsquare's breaches of the Share Purchase Agreement.

The Company is well positioned to continue to build out its trading platform, SmartPay and blockchain related products in multiple jurisdictions while working to increase trading volumes and sales in this fast-growing industry.

History of Simply Digital Technologies Inc.

SDT was incorporated under the CBCA on March 14, 2018, under the name "Simply Digital Technologies Inc.". SDT's principal business was operating the CoinSmart Platform (as defined below). SDT's business operations were in Canada, Estonia and the United States.

On October 12, 2018, SDT became registered as a money services business with the Financial Transactions and Reports Analysis Centre of Canada ("FINTRAC"). On October 18, 2021, SDT became registered as a restricted dealer ( the "Securities Dealer Registration") under the securities laws of all of the provinces and territories of Canada (collectively the "Canadian Securities Regulators") and on December 21, 2021 SDT was granted status as a Marketplace by the Canadian Securities Regulators (the "Marketplace .

On April 5, 2021, SDT and Mesa entered into a non-binding letter of intent, pursuant to which the parties agreed to complete a plan of arrangement, merger, amalgamation, share exchange and/or other similar transaction. On April 26, 2021, SDT, Subco and Mesa entered into the Amalgamation Agreement pursuant to which the parties agreed to complete the Transaction.

Prior to the completion of the Transaction, SDT entered into an agency agreement and completed a brokered subscription receipt financing for gross proceeds of $12,642,900 on April 27, 2021 (the "Financing"). As per the terms of the Financing, upon the completion of the Transaction, the escrow release conditions for the Financing were satisfied and each subscription receipt converted, on a post-Consolidation basis, into one Common Share of the Company for an aggregate total of 12,642,900 Common Shares, representing approximately 21.7% of the issued and outstanding Common Shares at closing, and the proceeds from the Financing were released from escrow. Prior to the completion of the Transaction and the conversion of the subscription receipts, SDT completed a share split on the basis of one pre-subdivision common share for 13.3817 post-subdivision common shares (the "Share Split") and converted its issued and outstanding preferred shares in SDT into common shares of SDT on a one-for-one basis prior to the Share Split.

Inter-corporate Relationships

SDT had three operating subsidiaries: SDT USA Inc. ("SDT USA"), S.D.T. OU ("SDT OU") and S.D.T. UAB ("SDT UAB").

SDT USA is a FINCEN registered money services business providing crypto asset trading to institutional and business clients in select jurisdictions of the United States. SDT USA was incorporated under the laws of the state of Wyoming as "Simply Digital Technologies USA Inc." and then later changed its name to "SDT USA Inc." on August 19, 2020. SDT USA's registered office and its head office are at 30 N Gould St. Sheridan, WY 82801.

SDT OU is registered with the Financial Intelligence Unit of Estonia for providing a virtual currency service and offers crypto asset trading services to select European and other markets, including Austria, Belgium, Brazil, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malaysia, Malta,, Netherlands,, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Turkey and the United Kingdom. SDT OU was incorporated under the laws of Estonia on August 14, 2020, and has its registered office at Keemia tn 4, Kristiine linnaosa, Tallinn, Harju Maakond, 10616 and its head office at Veerenni tn 55-208, Kesklinna Linnaosa, Tallinn, Harju Maakond, 11313.

SDT UAB, is registered with The Lithuania Financial Crimes Investigation Service (FCIS) as a virtual currency exchange operator and virtual currency wallet operator.  S.D.T. UAB is incorporated under the laws of Lithuania and has its registered and head office at 6th Floor Zalgirio av. 90 Vilnius Lithuania LT-09303.

Significant Acquisitions

Other than pursuant to the Transaction and as otherwise described in this AIF, the Company did not complete any significant acquisitions for which disclosure is required under National Instrument 51-102 ("NI 51-102") in the year ended December 31, 2022, or, as of the date of this AIF, in the 2023 fiscal year.

SDT has not made any significant acquisitions for which disclosure is required under NI 51-102 in the year ended December 31, 2022 or, as of the date of this AIF, in the 2023 fiscal year.

Description of the Business

General

CoinSmart is a Toronto-based fintech company that operates an online crypto asset trading platform that provides a secure and intuitive platform for trading crypto assets (the "CoinSmart Platform"). The Company focuses on the safety and protection of its customers and providing the best user experience.

The Company's mission is to make crypto assets accessible to Canadians and Europeans, with all levels of crypto experience. The Company is breaking down the barriers of complex crypto asset transactions with an emphasis on educating the crypto curious. Through its GetSmart Hub, the CoinSmart Platform paves a safe path into the world of crypto asset investing by offering simple solutions, learning tools for all levels, and 24/7 omnichannel customer support. The user-friendly platform features instant verification, enterprise-grade security, and cold wallet storage. The CoinSmart Platform also provides advanced charting, order book functionality, and over-the-counter trading with dedicated account managers for a more personalized experience for large traders.

A crypto asset is an encrypted and decentralized digital asset, transferred directly between peers across the Internet, with transactions being settled, confirmed, recorded and secured in a distributed public ledger called the blockchain, either through a process known as "mining" or a process known as "staking". Miners and stakers are incentivized to provide their services, which secure and verify transactions, through compensation in newly minted tokens for the crypto asset being mined or staked. The units of a crypto asset, or "tokens", exist only as data on the Internet, and are not issued or controlled by any single institution, authority or government. Whereas most of the world's fiat money currently exists in the form of paper and metal managed by central authorities such as banks, crypto assets exist as electronic tokens, transfers of which are recorded on a blockchain.

A blockchain is a digital public ledger where crypto asset transactions are grouped together and represented as a "block." Blocks are a collection of transactions that happen within a predefined time window and are all validated (added to the ledger) at the same time. The next block in a blockchain is cryptographically linked to the prior block, which makes it nearly impossible to add, remove or change the data stored in the ledger. The blockchain ledger is publicly available to anyone and secured with public key encryption. As blockchains are becoming more trusted, the Company expects significantly more persons to utilize these public ledgers for data storage and transactions.

The CSA published guidance on the application of Canadian securities laws to online platforms that permit the buying, selling and trading of crypto assets on January 26, 2020, and issued a Staff Notice on March 29, 2021 which confirmed that the CSA expects all crypto asset trading platforms that provide custodial services to their customers to register as securities dealers, and all platforms that operate marketplaces for crypto assets to become regulated as marketplaces, in the Canadian jurisdictions where they offer services. The Company's Securities Dealer Registration is for an interim period which will expire on October 18, 2023 and is subject to terms and conditions that includes that the Company will work actively and diligently with the OSC and IIROC to transition the CoinSmart Platform to investment dealer registration and obtain IIROC membership prior to the expiry of the Securities Dealer Registration. The Securities Dealer Registration is also subject to numerous other terms and conditions concerning the operation of the CoinSmart Platform and reporting obligations to the OSC.

On December 21, 2021 the Company has obtained exemptive relief from the requirement to be regulated as a marketplace under securities laws of all of the provinces and territories of Canada to allow the Company to operate an automated order-matching engine on the CoinSmart Platform (the "Marketplace Relief").  The Marketplace Relief is also be for an interim, two-year period and subject to additional terms and conditions, including a requirement to apply to become regulated by IIROC within 12 months  of the date of the Securities Dealer Registration.

Products and Services

The CoinSmart Platform lists some of the largest (by market capitalization) and most liquid crypto assets in the world, including Bitcoin, Ether,Polkadot, Shiba Inu, Chainlink, Uniswap, Solana, Polygon, Avalanche, Litecoin, Bitcoin Cash, Dogecoin,Stellar, USD Coin, EOS and Cardano. The Company regularly evaluates additional crypto assets that may be suitable to add based on its rigorous "know your product" policy.

Customers can create an account on the CoinSmart Platform and get verified within minutes. Customers can also access the funds the same day they make the deposit and start buying and selling crypto assets. For more experienced investors, the CoinSmart Platform offers advanced charting, order book functionality, and dedicated SmartReps for larger transactions.

With the CoinSmart Platform, Customers can trade crypto assets quickly and easily on their desktop or notebook computer. The Company also offers a mobile application for both iOS and Android smartphones.

Key Features of the CoinSmart Platform
SmartTrade

CoinSmart enables one-click trading from one altcoin to another without trading to Bitcoin or Ethereum first. It's as simple as choosing which coin the user wants to sell and which other currency they wish to buy. The rest is taken care of in a straightforward transaction!

SmartInterface	Easy-to-use and intuitive platform: The interface was specifically designed to be accessible for any level of crypto investor.
SmartSupport	CoinSmart is one of the only Canadian crypto asset trading platforms that provides 24/7 omnichannel support. Customers can connect with a SmartRep via email, phone call, or live chat.
SmartSecurity	CoinSmart is banked by three financial institutions for all users on and off ramping crypto needs. It is also FINTRAC regulated as a money services business.
Advanced Trade	This feature was specifically designed for more experienced traders. Featuring limit orders, stop loss, and real-time charting.
SmartGuarantee

CoinSmart has eliminated long wait times for deposits, withdrawals, and account verification. The Smart Guarantee provides that:

(i) all deposits are in your account the same day CoinSmart receives them;

(ii) all fiat withdrawals are processed within five business days (usually within one business day); and

(iii) all accounts are verified the same day.

SmartPay	CoinSmart offers crypto merchant services to allow for crypto payments and invoicing.

Specialized Skill and Knowledge

The Company's personnel consists of software engineers, compliance professionals and customer support representatives who each have experience operating in a regulated environment as a money services business and expertise in blockchain technology. Certain directors and officers of the Company founded SDT and have experience as technology entrepreneurs starting up and operating other successful online businesses.

Research and Development

The Company has adopted "know your product" policies and procedures for selecting crypto assets for listing on the CoinSmart Platform. This due diligence process includes a review of publicly-available information concerning: the creation, governance, usage and design of the crypto asset, including the source code, security and roadmap for growth in the developer community and, if applicable, the background of the developer(s) that created the crypto asset; the supply, demand, maturity, utility and liquidity of the crypto asset; material technical risks associated with the crypto asset, including any code defects, security breaches and other threats concerning the crypto asset and its supporting blockchain (such as the susceptibility to hacking and impact of a fork, as defined below), or the practices and protocols that apply to them; and legal and regulatory risks associated with the crypto asset.

A "fork" means a change to the protocol of a crypto asset, wherein a permanent divergence in the blockchain results in two or more versions of what had previously been a single crypto asset (e.g. on August 1, 2017, a fork of the Bitcoin Network occurred which resulted in two separate blockchains (Bitcoin and Bitcoin Cash), each supporting a distinct crypto asset that can be traded).

The Company has also adopted a robust compliance system for the purpose of ensuring that the CoinSmart Platform operates in compliance with the terms and conditions of its registration under securities laws and to manage the risks of its business in accordance with prudent business practices. The Company maintains appropriate policies and procedures related to IT security, cyber-resilience, disaster recovery capabilities and business continuity plans.

The Company maintains an oversight policy for service providers which includes, where applicable, an annual review of the following: internal controls audit report(s); cyber security policies and procedures; business continuity plan; service level agreement standards; and, where applicable, credit ratings.

Safeguarding of Client Assets

The safeguarding of customer crypto assets is a top priority for the Company and the Company has expended a significant amount of time and resources in establishing its custodial solution. Generally, at least 80% of SDT's total customer crypto assets are held in cold storage in its custody accounts with Bitgo Trust Company ("Bitgo") and Coinbase Custody Trust Company ("Coinbase Custody") (Bitgo and Coinbase Custody are collectively the "Custodians"), and no more than 20% of the Company's total customer crypto assets are held online in hot wallets secured by software licensed from Fireblocks Inc. ("Fireblocks"). SDT may use other crypto asset custodians to hold customer crypto assets as necessary after reasonable due diligence. Currently, Bitgo is the primary crypto asset custodian for the CoinSmart Platform. However, SDT may adjust the allocation of customer crypto assets between the Custodians, and other crypto asset custodians, in accordance with its regulatory obligations and business requirements.  See "The Custodians" and "Fireblocks" below.

The Company has established and applies policies and procedures that manage and mitigate custodial risks, including but not limited to, an effective system of controls and supervision to safeguard the crypto assets. The Company also maintains appropriate policies and procedures related to IT security, cyber-resilience, disaster recovery capabilities and business continuity plans.

The Custodians

Bitgo

Bitgo is a trust company organized under the laws of the State of South Dakota and regulated as a trust company by the Division of Banking in South Dakota. Bitgo is a qualified custodian under applicable securities laws. Bitgo is not a related party of the Company and it does not act as a payment processor in connection with its custodian service arrangement with the Company. All of the customer crypto assets in the custody account with Bitgo are held in cold storage.

Coinbase Custody

Coinbase Custody is a trust company organized under the laws of the state of New York and regulated as a trust company by the New York State Department of Financial Services. Coinbase Custody is a qualified custodian under appliable securities laws. Coinbase Custody is not a related party of the Company and it does not act as a payment processor in connection with its custodian service arrangement with the Company. All of the customer crypto assets in the custody account with Coinbase Custody are held in cold storage.

The Company has exercised due diligence in selecting the Custodians, including:

● Confirming Bitgo has completed a Service Organization Controls (SOC) report under the SOC 1 - Type 1 standard by a leading global audit firm. The Company has reviewed a copy of Bitgo's SOC 1 - Type 1 and has not identified any material concerns. The Company has also reviewed the SOC 2 - Type 2 audit report prepared by Bitgo Inc.'s auditors regarding Bitgo Inc.'s multi-signature wallet services system (i.e., hot wallets) offered by Bitgo Inc., and has not identified any material concerns.

● Confirming Coinbase Custody has completed SOC reports under the SOC 1 - Type 2 and SOC 2 - Type 2 standards by a leading global audit firm. The Company has reviewed copies of Coinbase Custody's SOC 1 - Type 2 and SOC 2 - Type 2 report and has not identified any material concerns.

● Reviewing the insurance coverage for Bitgo's cold storage system. The coverage covers losses of assets held by Bitgo on behalf of its customers due to third party hacks, copying or theft of private keys, insider theft or dishonest acts by Bitgo, Bitgo's employees or executives and loss of keys. Bitgo is not responsible for any losses resulting from inaccurate instruction and the Company is responsible for maintaining adequate security and control of any and all keys, IDs, passwords, hints, personal identification numbers, non-custodial wallet keys, API keys, yubikeys, 2-factor authentication devices or backups, or any other codes that the Company uses to access Bitgo. Furthermore, Bitgo is not responsible for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect the Company's computer or other equipment, or any phishing, spoofing or other attach, unless such damage or interruption directly resulted from Bitgo's gross negligence, fraud, or willful misconduct. There are no limitations on liability if Bitgo breaches it confidentiality obligations or if any damage or interruptions directly result from Bitgo's gross negligence, fraud or willful misconduct. All other damages are limited to the fees paid to Bitgo within the twelve-month period preceding the incident giving rise to such liability.

● Reviewing the insurance coverage for Coinbase Custody's cold and hot storage systems. Coinbase Custody's offers its customers coverage through its commercial crime and cyber crime insurance policy.  The commercial crime insurance program covers both cold and hot storage assets held by Coinbase Global Inc. and all its subsidiaries, including Coinbase Custody. The commercial crime policy has a standard "officers and directors" exclusion that carves out coverage for fraud perpetuated by members of the board or corporate officers under certain circumstances. Other exclusions include, among others, catastrophic breakdown of a cryptocurrency or protocol; terrorism; and force majeure. The policy also does not cover losses resulting from unauthorised access to the Company's customer accounts (e.g., the Company's failure to protect login credentials and devices).

● Verifying that the Custodians hold all crypto assets in trust for customers of the Company in an omnibus or fully segregated account in the name of the Company and separate and distinct from the assets of the Company, the Company's affiliates and all of the Custodians' other customers.

● Confirming the Custodians have established and applies policies and procedures that manage and mitigate the custodial risks, including, but not limited to, an effective system of controls and supervision to safeguard the crypto assets for which it acts as custodian.

● Conducting an annual review of the Custodians which reviews the following: the Custodians' internal controls audit report(s); cyber security policies and procedures; business continuity plan; service level agreement standards; and, where applicable, credit ratings.

● The Company has assessed the risks and benefits of using the Custodians and, has determined that it is more beneficial to use the Custodians, both U.S. custodians, to hold customer assets than a Canadian custodian.

● Confirming its ability to effectively monitor the Custodians' activities, ensuring confidentiality of customer information and the Company's ability to execute contingency plans and exit strategies with minimal impact on the continuity of the Company's operation.

Fireblocks

The Company licenses software from Fireblocks which includes a crypto asset wallet that stores private and public keys and interacts with various blockchains to send and receive crypto assets and monitor balances. Fireblocks uses secure multiparty computation ("MPC") to share signing responsibility for a particular blockchain address among a group of otherwise non-trusting entities.

Fireblocks has obtained SOC reports under the SOC 2 - Type 1 and SOC 2 - Type 2 standards from a leading global audit firm. The Company has reviewed a copy of the SOC 2 - Type 2 audit report prepared by the auditors of the Fireblocks Platform and has not identified any material concerns.

The Company has licensed software from Digital Assets Services Limited (trading as Coincover) to provide additional security for keys to crypto assets held by the Company using Fireblocks, including key pair creation, key pair storage, device access recovery and account access recovery. Crypto asset key material secured by Coincover is 100% insured against loss or theft by a leading global insurance provider. The coverage type is Secure Key Material Storage and Recovery Deposit Protection Guarantee, with offline key material storage and zero network exposure.

Coincover is based in the United Kingdom and is regulated by the U.K. Financial Conduct Authority.

In addition, the Company has purchased an insurance-backed guarantee from Coincover for the assets held in its hot wallets secured by Fireblocks. The guarantee provides coverage against brute force attack, cyber attack, phishing software, malicious software, trojans, worms and hacking, but excludes losses caused by failure or breakdown of a blockchain or occasions where an employee or representative of the Company wilfully sends crypto assets to a third party.

In addition, the Company will supplement the guarantee by setting aside cash that will be held in an account at a Canadian financial institution, separate from the Filer's operational accounts and Filer's client accounts.

Platform Operations

The CoinSmart Platform operates 24 hours a day, seven days a week. Clients on the CoinSmart Platform enter orders to buy or sell Crypto Assets through the Company. The Company relies upon multiple global crypto asset trading firms or marketplaces (each, a "Liquidity Provider" and collectively the "Liquidity Providers") to source crypto assets for trading with its clients.

The Company evaluates the price obtained from its Liquidity Providers on an ongoing basis against global benchmarks to provide fair and reasonable pricing to its clients, and conducts due diligence on the reputation, regulatory status and financial condition of its Liquidity Providers.

The Company obtains buy and sell prices for Crypto Assets from its Liquidity Providers, after which the Company incorporates a "spread" and presents these adjusted prices as open buy and sell offers on the CoinSmart Platform ("CoinSmart Offers" and each a "CoinSmart Offer"). Until the Marketplace Relief is obtained, the only orders available for clients to trade against on the CoinSmart Platform are CoinSmart Offers. Upon receipt of the Marketplace Relief, CoinSmart expects to operate a central limit order book on the CoinSmart Platform which will automatically match orders in time-price priority.

The Company licenses software from AlphaPoint Corporation ("AlphaPoint"), a New York-based technology and marketplace service provider, pursuant to a software subscription and services agreement. AlphaPoint provides back-end trading functionality, such as trade reporting, user system and market data integration from https://www.openexchangerates.org. The Company has customized the AlphaPoint software for the purposes of the CoinSmart Platform. See "Material Contracts - Software Subscription and Services Agreement".

Market Overview

Industry Overview

The emergence of crypto assets is a new and rapidly evolving area. In 2009, Bitcoin was created to act as a "purely peer-to-peer version of electronic cash" that did not require the need for a trusted intermediary. To achieve trust without a centralised or trusted intermediary, the Bitcoin Network used a decentralized, digital, transparent ledger, known as the blockchain, that records every transaction that occurs on the network. The innovation of Bitcoin, particularly in blockchain, has resulted in the creation of thousands of other blockchain-based crypto assets and a significant interest from many who consider crypto assets as an alternative class for investment.

Crypto assets now have a total market cap of more than $3 trillion according to widely available pricing sources like www.coinmarketcap.com, thanks to more institutional participants taking large positions in a growing asset class, and more interest in the market through education and accessibility.

Institutional interest and massive demand from retail investors have accelerated the growth of the crypto asset markets.

While bitcoin was intended to function as a digital currency for the Internet, crypto assets vary significantly in their intended use cases, and the Company believes that the development of cryptoeconomy is only in its early stages. For example, the recent decentralised finance (DeFi) boom has demonstrated emerging areas and contributed to the overall growth of the crypto asset market. For example total value locked in decentralized protocols surpassed USD 250B in 2021.1

Canada allows the use of crypto assets. However, crypto assets are not considered legal tender in Canada. Canada's tax laws and rules, including the Income Tax Act, also apply to crypto asset transactions. The Canada Revenue Agency has characterized crypto asset as a commodity and stated that the use of crypto asset to pay for goods or services should be treated as a barter transaction.

The Company's Target Market

The three main customer segments that the Company will target are those invested in crypto assets that either actively trade, periodically trade, or those that buy and hold assets for the long term.

Marketing Programs

The Company adopts an approach that strives to enthusiastically win more customers by being proactive rather than reactive in marketing efforts. The objective is to build disruptive awareness of the Company brand and lead to its exponential growth.

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1 Source:defillama.com

The Company promotions include branding and market communication on both brand building and operational levels. The Company would seek to develop a positive brand image through the marketing campaigns and at the same time entice call-to-action leading to large volumes of purchases. As in all businesses, the essential marketing channel tactic will be "word-of-mouth" as it will be by far the cheapest and most efficient way to get new customers and retain old ones.

Pricing Policy

The Company charges trading commissions on trades in crypto assets at rates disclosed on the CoinSmart Platform.

The Company sources liquidity for its orders from leading global Liquidity Providers as described above under "Platform Operations". The Company earns a "spread" on such trades, which is the positive difference between the price that the Company pays when transacting in crypto assets with its Liquidity Providers and the price that it charges to customers.

Competitive Conditions

The Canadian landscape for crypto trading platforms features the market leaders including CoinSquare.com, Kraken.com and Bitbuy.com. The Company has conducted extensive market research, including analyzing social media posts, online reviews, surveys, and market analysis. While these platforms have grown the Company has identified several areas that create an opportunity for other entrants, such as:

1. Poor Customer Service - Most market leaders offer no phone support, no live chat, and are notoriously slow in responding. This includes responding to payment inquiries, verifying accounts and more.

2. Complicated Buying Process & Confusing User Interface - Buying and selling crypto assets needs to be simple. Many market leaders make the buying process too complex for the average user who is new to the market and not necessarily tech-savvy.

3. Education - For mass adoption to occur educating potential new entrants is paramount. Many market leaders do a poor job educating those who are crypto curious and want to learn more about the industry and its underlying blockchain technology.

Some of the Company's main competitors in the crypto assets trading platform industry are: (i) BitBuy, (ii) Coinberry, (iii) Coinsquare, and (iv) ShakePay, . Several factors that count towards the competitive advantages of the Company are:

1. One of the only Canadian exchanges to offer omni channel support 24/7 by phone, live chat and email;

2. Easy to use and intuitive platform built for traders of all levels;

3. Extensive how to guides, articles and blog posts to educate customers on the crypto asset industry;

4. Convenient deposit and withdrawal methods for Canadians including Interac e-Transfer, electronic funds transfer, bank wire, credit card and more;

5. Multiple banking partners in North America and Europe; and

6. Wide range of coins supported, including Bitcoin, Ethereum and several others.

7. International licenses held to serve 40+ countries under regulation. International approach to continued growth.

For further discussion on the potential impact of the Company's competitors on the Company's business, see "Risk Factors".

Lending

The Company currently does not undertake any lending activities in Canada

Investment Policies and Investment Restrictions

The following description of the investment policies and investment restrictions applicable to the CoinSmart Platform reflect the requirements of the Company's Securities Dealer Registration. Similar policies and restrictions are expected to apply to all crypto asset trading platforms that become registered as restricted dealers under Canadian securities laws during the next two-year period.

The Company has established and applies policies and procedures to review the crypto assets available for trading on the CoinSmart Platform (the "KYP Policy"). Such review includes, but is not limited to, publicly available information concerning:

1. The creation, governance, usage and design of the crypto asset, including the source code, security and roadmap for growth in the developer community and, if applicable, the background of the developer(s) that created the crypto asset;

2. The supply, demand, maturity, utility and liquidity of the crypto asset;

3. Material technical risks associated with the crypto asset, including any code defects, security breaches and other threats concerning the crypto asset and its supporting blockchain (such as the susceptibility to hacking and impact of a fork), or the practices and protocols that apply to them; and

4. Legal and regulatory risks associated with the crypto asset, including any pending, potential, or prior civil, regulatory, criminal, or enforcement action relating to the issuance, distribution, or use of the crypto asset.

The KYP Policy includes consideration of whether a crypto asset available to be bought and sold is a security and/or derivative and is being offered in compliance with securities and derivatives laws

The Company does not provide recommendations or advice to customers or conduct a trade-by-trade suitability determination for customers. Rather, the Company performs product assessments pursuant to its KYP Policy and account assessments taking into account the customer's:

(a) experience and knowledge in investing in crypto assets;

(b) financial assets and income;

(c) risk tolerance; and

(d) the crypto assets approved to be made available to a customer on the platform.

After completing the account-level assessment, a customer will receive appropriate messaging about using the CoinSmart Platform.

Certain provinces and territories of Canada have imposed a limit of C$30,000 on the net acquisition cost of crypto assets, excluding Bitcoin, Ether, Litecoin and Bitcoin Cash, that a customer may purchase on the CoinSmart Platform in a 12-month period.

Future Development

This section contains forward-looking statements about the business and outlook of the Company. Reference should be made to "Note Regarding Forward-Looking Information", and for a description of material factors that could cause actual results to differ from the forward-looking statements, see "Risk Factors".

In 2021, the crypto asset industry is growing at a rapid pace. In August 2021 the global market cap of all crypto assets is over $3 trillion.2  Year to date prices for many crypto assets have been at an all-time high while continuing to see mainstream adoption improve. The Company believes the industry outlook is quite positive and expects the coming years to show additional growth in terms of users, on-chain metrics and resources dedicated to the crypto asset ecosystem.

The Company expects that the coming years will continue the trend of increased regulatory focus globally. As such the Company intends to be at the forefront and make regulatory compliance a priority to help create a safe and compliant environment for its customers. The Company is focused on its mission to make crypto currency accessible. The journey began in Canada and currently extends to Europe and other emerging markets where the Company can provide value and bring its trading and financial services to more users.

The Company sees a future where crypto assets and fiat currencies converge and will continue to explore new financial services that provide value, convenience and accessibility to its users.

Employees

As of December 31, 2022, the Company had 45 employees and contractors.

Risk Factors

An investment in the securities of the Company is speculative and involves a number of risks.  In addition to the other information contained in this AIF and the risks outlined in the Company's other public filings, the following risk factors should be considered carefully.  The events arising from these risks could materially adversely affect the Company's business, financial condition, revenues, profitability or prospects.  The following information pertains to the outlook and conditions currently known to the Company that could have a material impact on the financial condition of the Company. The risks presented below should not be considered to be exhaustive and may not be all of the risks that the Company may face. Additional risks not currently known to the Company or which are deemed to be immaterial may also impair the business operations, financial condition or prospects of the Company.

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2 Source: Coinmarketcap.com, October 15, 2021.

If any of the following or other risks occur, the Company's business, prospects, financial condition, results of operations and cash flows could be materially adversely impacted. In that event, the trading price of the Common Shares could decline and investors could lose all or part of their investment. Readers should carefully consider all such risks and other information elsewhere in this AIF before making an investment in the Company.

Risks relating to the Company and its business

The following risks should be considered when evaluating the Company's business and prospects:

The future development and growth of crypto assets and markets built on blockchain technology (collectively referred to as the "digital economy") is subject to a variety of factors that are difficult to predict and evaluate. If the digital economy does not grow as the Company expects, the Company's business, operating results, and financial condition could be adversely affected.

Crypto assets built on blockchain technology were only introduced in 2008 and remain in the early stages of development. In addition, different crypto assets and blockchains are designed for different purposes. The Bitcoin Network, for instance, was designed to serve as a peer-to-peer electronic cash system, while the Ethereum Network was designed to be a smart contract and decentralized application platform. Many other blockchain networks-ranging from cloud computing to tokenized securities networks-have only recently been established. The further growth and development of crypto assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of crypto assets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

● Many blockchain networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality, and governance of their tokens and underlying blockchains, any of which could adversely affect the value of such tokens and networks;

● Many blockchain networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, or adversely affect the respective blockchain networks;

● Several large networks, including Bitcoin and Ethereum, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or are unable to receive widespread adoption, it could adversely affect the underlying crypto assets that are native to and/or traded on such network;

● Security issues, bugs, and software errors have been identified with many crypto assets and their underlying blockchain networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some crypto assets, such as when creators of certain blockchain networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a crypto asset could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute or staking power on a blockchain network, as has happened in the past, it may be able to manipulate transactions, which could cause financial losses to holders, damage the network's reputation and security, and adversely affect its value;

● The development of new technologies for mining, such as improved application-specific integrated circuits, or ASICs, or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, lead to increased liquid supply of crypto assets, and reduce a crypto's price and attractiveness;

● If rewards and transaction fees for miners or validators on any particular blockchain network are not sufficiently high to attract and retain miners, a blockchain network's security and speed may be adversely affected, increasing the likelihood of a malicious attack;

● Many crypto assets have concentrated ownership or an "admin key", allowing a small group of holders to have significant unilateral control and influence over key decisions relating to their blockchain networks, such as governance decisions and protocol changes, as well as the market price of such crypto assets;

● The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular blockchain network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network's utility and ability to respond to challenges and grow;

● Many blockchain networks are in the early stages of developing partnerships and collaborations, all of which may not succeed and could adversely affect the usability and adoption of the respective crypto assets;

● Various other technical issues have also been uncovered from time to time on blockchain networks that resulted in disabled functionalities, exposure of certain users' personal information, theft of users' assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, user, and developer communities. If any such risks or other risks materialize, and in particular if they are not resolved, the development and growth of the digital economy may be significantly affected and, as a result, the Company's business, operating results, and financial condition could be adversely affected.

The regulation of crypto assets continues to evolve in every jurisdiction, and governmental, regulatory and other changes or actions may restrict the use of crypto assets, the operation of distributed ledger technologies that support such crypto assets and platforms that facilitate the trading of such assets.

As assets have grown in popularity and in market size, governments, regulators and self-regulators (including law enforcement and national security agencies) around the world are examining the operations of crypto asset issuers, users and platforms. To the extent that any Canadian, U.S. or other government or quasi-governmental agency imposes additional substantial regulation on any part of the digital economy in general, the issuance of crypto assets, and trading and ownership of and transactions involving the purchase and sale or pledge of such assets, may be adversely affected, which could adversely affect the Company's business. The effect of any future regulatory change on the digital economy in general is impossible to predict, but such change could materially and adversely affect the Company's business.

The legal status of crypto assets varies substantially from jurisdiction to jurisdiction and is still undefined and changing in many of them. Likewise, various government agencies, departments, and courts have classified and continue to classify some crypto assets and other crypto assets differently. Changes in laws, regulations, policies and practices could have an adverse effect on the Company, its strategies and business. For example, regulatory agencies could shut down or restrict the use of crypto asset trading platforms such as the Company or otherwise limit the use of crypto assets. This, and any other changes in laws, regulations, policies and practices, could restrict the operations of the Company, and may trigger regulatory action by securities or other regulators. Furthermore, various jurisdictions may, in the near future, adopt laws, regulations or directives that affect crypto assets, the related markets and platforms and the ability to use, trade and hold crypto assets. Such laws, regulations or directives may conflict with one another and may negatively affect the acceptance of crypto assets by users, merchants and service providers and may therefore impede the growth or sustainability of the digital economy in Canada, the United States, the European Union, China, Japan, Russia or other locations and globally, or otherwise negatively affect the value of crypto assets.

A majority of the Company's revenue is reliant on continued demand for trading of Bitcoin and Ethereum. If demand for these crypto assets declines and is not replaced by new demand for crypto assets, the Company's business, operating results, and financial condition could be adversely affected.

The Company supports a diverse number of crypto assets for customers to trade. The Company's net revenue from transaction fees is generated in connection with the purchase, sale, and trading of Bitcoin and Ether. As such, the Company's business may be adversely affected if the markets for Bitcoin and Ether deteriorate or if their prices decline, including as a result of the following factors:

● the reduction in mining rewards of Bitcoin, including block reward halving events, which are events that occur after a specific period of time which reduces the block reward earned by miners;

● the development and launch timeline of Ethereum 2.0, including the potential migration of Ethereum to a proof-of-stake model;

● disruptions, hacks, splits in the underlying network, also known as forks, attacks by malicious actors who control a significant portion of the networks' hash rate such as double spend or 51% attacks, or other similar incidents affecting the Bitcoin or Ethereum blockchain networks;

● hard forks resulting in the creation of and divergence into multiple separate networks, such as Bitcoin Cash and Ethereum Classic;

● informal governance led by Bitcoin and Ethereum's core developers that lead to revisions to the underlying source code or inactions that prevent network scaling, and which evolve over time largely based on self-determined participation, which may result in new changes or updates that affect their speed, security, usability, or value;

● the ability for Bitcoin and Ethereum blockchain networks to resolve significant scaling challenges and increase the volume and speed of transactions;

● the ability to attract and retain developers and customers to use Bitcoin and Ether for payment, store of value, unit of accounting, and other intended uses;

● transaction congestion and fees associated with processing transactions on the Bitcoin and Ethereum networks;

● the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of Satoshi's Bitcoins;

● negative perception of Bitcoin or Ethereum;

● development in mathematics, technology, including in digital computing, algebraic geometry, and quantum computing that could result in the cryptography being used by Bitcoin and Ethereum becoming insecure or ineffective; and

● laws and regulations affecting the Bitcoin and Ethereum networks or access to these networks, including a determination that either Bitcoin or ether constitutes a security or other regulated financial instrument under the laws of any jurisdiction.

A determination that a crypto asset offered by the Company is a "security" or "derivative" by a securities regulatory authority or a court of competent jurisdiction is subject to a high degree of uncertainty. The removal of a crypto asset from the CoinSmart Platform may adversely affect the business, operating results and financial conditions.

As a term and condition of the Company's Securities Dealer Registration, it is required to promptly stop trading of a crypto asset if (i) the Company determines it to be, (ii) a court, regulator or securities regulatory authority in any jurisdiction of Canada or the foreign jurisdiction with which the crypto asset has the most significant connection determines it to be, or (iii) the Company is made aware or is informed that the crypto asset is viewed by a regulator or securities regulatory authority to be, a security and/or derivative.

The removal of a crypto asset may adversely impact the Company's business, operating results and financial condition.

The Company may not be able to satisfy the conditions of its interim registration as a restricted dealer within the prescribed timeframe or obtain an exemption from marketplace regulation.

The Securities Dealer Registration of the Company is for a two-year interim period. Under the terms and conditions of its Securities Dealer Registration, the Company is required to apply for registration as an investment dealer and IIROC membership within 12 months and work actively and diligently with the OSC and IIROC to transition the CoinSmart Platform to investment dealer registration and obtain IIROC membership.

The Securities Dealer Registration is also subject to numerous other terms and conditions concerning the operation of the CoinSmart Platform and reporting obligations to the OSC. There is a risk that the Company may not be able to satisfy these terms and conditions within the prescribed timeframe, including due to factors outside the control of the Company such as the evolving regulatory environment for crypto assets in Canada and globally.

The Company is actively engaged with staff of the Ontario Securities Commission in obtaining the Marketplace Relief. There is a risk that the Company may not be successful in obtaining the Marketplace Relief or, in the event that it is successful, satisfying the additional terms and conditions of the Marketplace Relief. Until the Company obtains the Marketplace Relief, all orders entered by clients on the CoinSmart Platform will only match with orders of the Company.

The continuing development and acceptance of crypto assets and distributed ledger technology is subject to a variety of risks.

Crypto assets, such as bitcoin, which may be traded on the Company are part of the new and rapidly evolving digital economy of which blockchain technology is a prominent, but not unique, part. The growth of crypto asset and the digital economy in general, and distributed ledger technology that supports the digital economy in particular, is subject to a high degree of uncertainty. The factors affecting the further development of the crypto asset industry, as well as distributed ledger technology, include: continued worldwide growth in the adoption and use of crypto assets; government and quasi-government regulation of crypto assets and their use, or restrictions on or regulation of access to and operation of applicable distributed ledger technology or systems that facilitate their issuance and secondary trading; the maintenance and development of the open-source software protocol of certain blockchain networks used to support crypto assets; changes in consumer demographics and public tastes and preferences; the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and general economic conditions and the regulatory environment relating to crypto assets.

The Company's planned business and operations includes the collection of fees from users seeking to trade crypto assets on the CoinSmart Platform. The Company may be exposed to increased business and litigation risk as a result. For example, the Company may be subject to claims from its customers who may have relied on the Company to conduct, or have a process to conduct, due diligence on new crypto assets listed on the CoinSmart Platform. In addition, a reduction in the adoption of crypto asset may result in the Company's inability to generate revenue from the listing of new crypto assets.

A decline in the adoption and use of crypto assets would materially and adversely affect the performance of the Company.

Because crypto assets are a relatively new asset class and a technological innovation, it is subject to a high degree of uncertainty. As a related but separate issue from that of the regulatory environment, the adoption, growth and longevity of any crypto asset will require growth in its usage and in the related blockchain network for various applications. A lack of expansion in use of crypto assets and blockchain technologies would adversely affect the financial performance of the Company. In addition, there is no assurance that any crypto asset or crypto assets generally will maintain their value over the long term. The value of any crypto assets is subject to risks related to its use. Even if growth in the use of any crypto asset or of crypto assets generally occurs in the near or medium term, there is no assurance that such use will continue to grow over the long term. A contraction in use of any crypto asset or crypto assets generally may result in increased volatility or a reduction in prices, which would materially and adversely affect the Company's business, the value of its assets and the value of any investment in the Company.

The Company's operations rely on third-party service providers.

The Company outsources its trading platform operation functions to AlphaPoint and also relies on other third-party service providers for other services, including but not limited to legal, accounting, safeguarding client assets and information technology infrastructure. The Company's operations could be interrupted if the Company's third-party service providers experience operational or other systems difficulties, terminate their services or fail to comply with regulations. Because the Company's information technology and telecommunications systems interface with and depend on third-party systems, the Company could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. Replacing vendors or addressing other issues with the Company's third-party service providers could entail significant delay, expense and disruption of service. As a result, if these third-party service providers experience difficulties, are subject to cybersecurity breaches, or terminate their services, and the Company is unable to replace them with other service providers, particularly on a timely basis, the Company's operations could be interrupted. If an interruption were to continue for a significant period, the Company's business, financial condition and results of operations could be adversely affected. Should the Company be required to replace third-party service providers, it may be at a higher cost to the Company, which could adversely affect the Company's business, financial condition and results of operations. See "Description of the Business - General - Platform Operations".

The Company uses derivative instruments to take advantage of arbitrage opportunities across crypto asset trading platforms.

The Company uses proprietary capital to speculate on crypto assets and to take advantage of arbitrage opportunities across crypto asset trading platforms. Due to the volatile nature of crypto assets, there is no guarantee that the Company will be successful in realizing on such arbitrage opportunities, and accordingly, such transactions may result in losses to the Company. Additionally, in order to facilitate such transactions, the Company may use a variety of derivative instruments to achieve its desired outcome. The use of derivative instruments involves risks different from, and possibly greater than, the risks associated with investing directly in securities and other traditional investments. Risks associated with the use of derivatives include: (a) there is no guarantee that hedging to reduce risk will not result in a loss or that there will be a gain; (b) there is no guarantee that a market will exist when the Company wants to complete or settle the derivative contract, which could prevent the Company from reducing a loss or making a profit; (c) crypto asset trading platforms or securities exchanges may impose trading limits on options and futures contracts, and these limits may prevent the Company from completing or settling the derivative contract; (d) the Company could experience a loss if the other party to the derivative contract is unable to fulfill its obligations; (e) if the Company has an open position in an option, a futures contract or a forward contract with a counterparty who goes bankrupt, the Company could experience a loss and, for an open futures or forward contract, a loss of margin deposited with that counterparty; and (f) the use of derivative instruments may limit the Company's ability to maintain adequate margin for the Company's operations.

Banks may decline to provide banking services, or may cut off banking services, to companies engaged in crypto asset-related businesses, including the Company.

A number of companies that provide crypto asset-related services have been unable to find banks that are willing to provide them with bank accounts and banking services. Similarly, a number of such companies have had their existing bank accounts closed by their banks. Banks may refuse to provide bank accounts and other banking services to crypto asset-related companies, including the Company, for a number of reasons, such as perceived compliance risks or costs. the Company's inability to procure or keep banking services would have a material and adverse effect on the Company. Similarly, continued general banking difficulties may decrease the utility or value of crypto assets or harm public perception of those assets. Any of these occurrences could materially and adversely affect the Company's business, the value of its assets and the value of any investment in the Company.

The prices of crypto assets are extraordinarily and unprecedentedly volatile.

A significant portion of demand for crypto assets is generated by speculators and investors seeking to profit from the short-term or long-term holding of these crypto assets. Speculation regarding future appreciation in the value of a crypto asset may inflate and make more volatile the price of that crypto asset. Conversely, only a limited number of crypto assets, including bitcoin, have recently become accepted as a means of payment for some goods and services, and use of crypto assets by consumers to pay at retail and commercial outlets remains very limited. A lack of expansion by crypto assets into retail and commercial markets, or a contraction of such limited use as has developed to date, may result in increased volatility or a reduction in the value of that crypto asset or crypto assets generally, either of which could materially and adversely affect the Company's business, the value of its assets and the value of any investment in the Company.

Several factors affect the price and the volatility of crypto assets, including global crypto asset demand depending on the acceptance of crypto asset by retail merchants and commercial businesses; investors' expectations with respect to the rate of inflation; interest rates; currency exchange rates, including exchange rates between crypto asset and fiat currency; fiat currency withdrawal and deposit policies on platforms and liquidity on such platforms; interruption of services or failures of major platforms; large investment and trading activities in crypto asset; monetary policies of governments, trade restrictions and currency de- and revaluations; regulatory measures restricting the use of crypto asset as a form of payment or the purchase of crypto asset; global and regional political, economic and financial events and situations, including increased threat of terrorist activities; and hacking of exchanges or custodians.

Fluctuation in the prices of crypto assets may significantly affect the Company's results of operations and financial condition; in particular, a significant drop in bitcoin price may have a Material Adverse Effect on the Company's results of operations. The recent market panic over the global outbreak of COVID-19 caused a drastic drop in the price of bitcoin in March 2020. The Company's business and results of operations may be materially and adversely affected by the global market panics in the near term. More broadly, crypto assets are subject to supply and demand forces based upon, among other things, the desirability of alternative, decentralized means of buying and selling goods and services. It is unclear how such supply and demand will be affected by geopolitical events; political or economic crises could motivate large-scale sales or purchases of crypto assets either globally or in particular markets.

The prices of crypto assets have fluctuated significantly in the past few years, which resulted in a corresponding fluctuation in the Company's results of operations. The Company expects that the prices of crypto assets may continue to fluctuate in the future, and as such, the Company would expect to continue to experience a significant corresponding fluctuation in the Company's results of operations.

Fluctuations in currency exchange rates could harm the Company's operating results and financial condition.

Revenue generated and expenses incurred from the Company's activities are often denominated in currencies other than the Canadian dollar. Accordingly, changes in the value of foreign currencies relative to the Canadian dollar can affect the Company's revenue and operating results reflected in the Company's Canadian dollar denominated financial statements. The Company's financial results are also subject to changes in exchange rates that impact the settlement of transactions in non-local currencies. As a result, it could be more difficult to detect underlying trends in the Company's business and operating results. To the extent that fluctuations in currency exchange rates cause the Company's operating results to differ from expectations of investors, the market price of the Company's Common Shares could be adversely impacted. To date, the Company has not engaged in currency hedging activities to limit the risk of foreign exchange rate fluctuations. However, even if the Company uses derivative instruments to hedge exposure to fluctuations in foreign currency exchange rates, the use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place, and may introduce additional risks if the Company is unable to structure effective hedges with such instruments.

There are material risks and uncertainties associated with custody of crypto assets.

The Company holds at least 80% of customer assets in cold storage with third-party custodians. As a result, the Company has a high concentration of its crypto assets with Bitgo and Coinbase Custody, and there is generally a delay of 24 hours for the Company to withdraw assets from cold storage with the Custodians. There are limitations on the Custodians' liability for losses of crypto assets held in its custody. Any security breach, incurred cost or loss of crypto assets associated with the use of the Custodians could materially and adversely affect the Company's business, the value of its assets and the value of any investment in the Company. See "Description of the Business - General - Safeguarding of Client Assets - The Custodians".

The Company holds no more than 20% of customer crypto assets online in "hot wallets" for operational purposes. This holding of customer crypto assets is riskier than holding assets with a third-party independent custodian. This is because the assets are at greater risk of cyber hacks and theft. The Company uses Fireblocks to secure its hot wallets. See "Description of the Business - General - Safeguarding of Client Assets - Fireblocks".

Notwithstanding the Securities Dealer Registration and internal controls adopted by the Company to safeguard all customer crypto assets, there is a risk that the Company, or personnel from the Company, may lose or steal crypto assets held on behalf of customers on the CoinSmart Platform.

There is, and is likely to continue to be, uncertainty as to how Canadian and non-Canadian laws will be applied with respect to custody of crypto assets held on behalf of customers.

The Company's compliance and risk management methods might not be effective and may result in outcomes that could adversely affect the Company's reputation, operating results, and financial condition.

The Company's ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of its compliance, audit, and reporting systems, as well as the Company's ability to attract and retain qualified compliance and other risk management personnel. While the Company has devoted significant resources to develop policies and procedures to identify, monitor, and manage its risks, and expects to continue to do so in the future, the Company cannot assure that its policies and procedures will always be effective or that it will always be successful in monitoring or evaluating the risks to which it is or may be exposed to in all market environments or against all types of risks, including unidentified or unanticipated risks. the Company's risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of the Company's methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. the Company's risk management policies and procedures also may not adequately prevent losses due to technical errors if its testing and quality control practices are not effective in preventing failures. In addition, the Company may elect to adjust its risk management policies and procedures to allow for an increase in risk tolerance, which could expose the Company to the risk of greater losses.

Regulators may periodically review the Company's compliance with its own policies and procedures and with a variety of laws and regulations. The Company may from time to time receive examination reports citing violations of rules and regulations and inadequacies in existing compliance programs requiring the Company to enhance certain practices with respect to its compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If the Company fails to comply with these, or does not adequately remediate certain findings, regulators could take a variety of actions that could impair the Company's ability to conduct the Company's business, including delaying, denying, withdrawing, or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease-and-desist orders or prohibit the Company from engaging in some of its business activities. The Company faces the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activities. In the case of non-compliance or alleged non-compliance, the Company could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages which can be significant. Any of these outcomes would adversely affect the Company's reputation and brand and its business, operating results, and financial condition. Some of these outcomes could adversely affect the Company's ability to conduct its business.

It is possible that actors could manipulate the blockchain networks and smart contract technology upon which crypto assets rely.

If a malicious actor is able to hack or otherwise exert unilateral control over a particular blockchain network, or the crypto assets on such a network, that actor could attempt to divert assets from that blockchain or otherwise prevent the confirmation of transactions recorded in that crypto asset on that blockchain. Such an event could materially and adversely affect the Company's investment and trading strategies, the value of its assets and the value of any investment in the Company.

The loss or destruction of a private key required to access certain crypto assets may be irreversible. The Company's loss of access to its private keys or its experience of a data loss relating to its crypto asset or crypto asset investments could adversely affect the Company.

Certain crypto assets are controllable only by the possessor of both the unique public key and private key relating to the local or online crypto asset wallet in which that crypto asset is held. Private keys typically must be safeguarded and kept private to prevent a third party from accessing the relevant crypto assets held in the wallet. If a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, the Company will be unable to access the crypto assets held in the wallet. Any loss of private keys relating to crypto asset wallets used to store the Company's crypto assets could materially and adversely affect the Company's business. The Company uses one or more third party custodians and software providers that seek to reduce the risk of loss associated with private keys.

The Company may not have adequate sources of recovery if its crypto assets are lost, stolen or destroyed.

If the Company's crypto assets are lost, stolen or destroyed under circumstances rendering a party liable to the Company, the responsible party may not have the financial resources sufficient to satisfy the Company's claims, which could lead to a material and adverse effect on the Company.

The Company's trading orders may not be timely executed.

The Company's ability to satisfy customers on the Company depends in part on its Liquidity Providers or other markets where the Company trades. The Company's trading orders may not be executed in a timely and efficient manner because of various circumstances, including, for example, trading volume surges or systems failures attributable to the Company or its Liquidity Providers, brokers, dealers, agents or other service providers. In such an event, the Company may not be able to offer a liquid, two-sided market for crypto assets on the CoinSmart Platform. In addition, the Company can be expected to rely heavily on electronic execution systems (and may rely on new systems and technology in the future), which may be subject to certain systemic limitations or mistakes, causing the interruption of trading orders made by the Company.

Unexpected market disruptions may cause major losses for the Company.

The Company may incur major losses in the event of disrupted markets and other extraordinary events in which market behavior diverges significantly from historically recognized patterns. The risk of loss in such events may be compounded by the fact that in disrupted markets, many positions become illiquid, making it difficult or impossible to close out positions against which markets are moving. Market disruptions caused by unexpected political, military, terrorist or pandemic events may from time to time cause dramatic losses for the Company. Any such disruptions and events may have a material and adverse effect on the Company's business and on any investment in the Company.

Financial services businesses, including the Company's, are heavily regulated, which imposes costs on the Company in many ways.

Financial services businesses, including businesses that invest or trade in financial assets (or enable others to do so), are heavily regulated in virtually every developed jurisdiction in the world. This regulation is often costly to comply with for a number of reasons, from costs of a compliance infrastructure to explicit margin or regulatory capital charges; extraordinarily technical, subject to interpretive uncertainty or both; and subject to unpredictable, potentially material change upon the exercise of discretion by a range of legislative, executive, judicial, multinational, self-regulatory and other bodies. As only a few examples, holding or transmitting funds, and trading, brokering or operating certain trading platforms with respect to transactions in securities and commodity interests, are activities that are generally subject to extensive and complex regulation. Alternatively, exemptions from such regulation, when they are available, are often themselves complex and technical and may cause a company to avoid otherwise desirable and profitable business activities as well as to bear increased compliance costs.

All of the foregoing is true for businesses that transact only in traditional, well understood instruments such as fiat currencies and listed equity securities. In other words, operating a financial services or financial technology business typically involves a significant amount of regulatory costs, risks and uncertainty even before introducing the regulatory uncertainty of crypto assets. These factors, individually and together, may, among other things, materially and adversely affect the Company's reputation, financial condition, business and assets and the value of any investment in the Company.

The Company's compliance and risk management programs may not be effective and may result in outcomes that could materially and adversely affect the Company's reputation, financial condition and operating results, among other things.

The Company's ability to comply with applicable laws and rules is largely dependent on the establishment and maintenance of compliance, review and reporting systems, as well as the ability to attract and retain qualified compliance and other risk management personnel. The Company cannot provide any assurance that its compliance policies and procedures will always be effective or that the Company will always be successful in monitoring or evaluating its risks. In the case of alleged non-compliance with applicable laws or regulations, the Company could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, restitution or other remedies, which could be significant. Any of these outcomes, individually or together, may among other things, materially and adversely affect the Company's reputation, financial condition, investment and trading strategies, and asset value and the value of any investment in the Company.

Operational risks, such as misconduct and errors of employees or entities with which the Company does business, are difficult to detect and deter and could cause material reputational and financial harm to the Company.

The Company's employees and agents could engage in misconduct, which may include conducting and concealing unauthorized activities or improper use or unauthorized disclosure of confidential information. It is not always possible to deter misconduct by employees or others, and the precautions that the Company takes to prevent and detect this activity may not be effective in all cases. The Company could be at risk, for example, that its employees could engage in prohibited personal trading of a crypto asset supported by the Company, which could lead to actions such as trading suspensions, fines and costs or other regulatory actions, which, in each case, could have a material and adverse effect on the Company.

Furthermore, the Company's employees could make errors in recording or executing transactions for customers or counterparties, which would likely result in additional and potentially material costs to the Company.

The Company may make, or otherwise be subject to, trade errors.

Errors may occur with respect to trades executed on behalf of the Company. Trade errors can result from a variety of situations, including, for example, when the wrong crypto asset is purchased or sold or when the wrong quantity is purchased or sold. Trade errors frequently result in losses, which could be material. To the extent that an error is caused by a third party, the Company may seek to recover any losses associated with the error, although there may be contractual limitations on any third party's liability with respect to such error.

The Company may fail to anticipate or adapt to technology innovations in a timely manner, or at all.

The crypto asset industry is experiencing rapid technological changes. Failure to anticipate technology innovations or adapt to such innovations in a timely manner, or at all, may result in the Company becoming obsolete or less competitive than other platforms. To maintain the relevancy of the Company's products, the Company has actively invested in product planning and research and development. The process of developing and marketing new products and services is inherently complex and involves significant uncertainties. There are a number of risks, including the following:

(a) the Company's planning efforts may fail in resulting in the development or commercialization of new technologies or ideas;

(b) the Company's research and development efforts may fail to translate new product and service plans into commercially feasible products;

(c) the Company's new products and services may not be well received by consumers;

(d) the Company may not have adequate funding and resources necessary for continual investments in planning and research and development;

(e) the Company's products and services may become obsolete due to rapid advancements in technology and changes in consumer preferences; and

(f) the Company's newly developed technologies may not be protected as proprietary intellectual property rights.

Any failure to anticipate the next-generation technology roadmap or changes in customer preferences or to timely develop new or enhanced products in response could result in decreased revenue and market share. In particular, the Company may experience difficulties with product design, product development, marketing or certification, which could result in excessive research and development expenses and capital expenditure, delays or prevent the Company's introduction of new or enhanced products. Furthermore, the Company's research and development efforts may not yield the expected results, or may prove to be futile due to the lack of market demand.

The Company may not be able to adequately compete in this highly competitive industry.

The Company is engaged in an industry that is highly competitive. Because its industry is evolving and characterized by technological change, it is difficult for the Company to predict whether, when and by whom new competing technologies may be introduced or when new competitors may enter the market. The Company faces increased competition from companies with strong positions in certain markets the Company intends to serve and in new markets and regions it may enter. Many of the Company's competitors have significantly greater financial and other resources than the Company currently possesses and may spend significant amounts of resources to gain market share. The Company cannot assure investors that it will be able to compete effectively against current and future competitors. In addition, increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than the Company can, or devote greater resources to the development, promotion and sale of products and services than the Company can. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of the Company's prospective customers. If these competitors were to acquire significantly increased market share, it could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's competitors may also establish or strengthen co-operative relationships with systems integrators, third-party consulting firms or other parties with whom the Company has relationships, thereby limiting its ability to promote its products. If the Company is not able to differentiate its business from those of its competitors, drive value for customers or effectively align its financial and operations resources with its goals and objectives, the Company may not be able to compete effectively against its competitors. If the Company fails to compete effectively against its competitors, its business and profitability may be adversely affected.

The industry in which the Company operates is expected to undergo substantial growth and consolidation in the future.

Acquisitions or other consolidating transactions could have adverse effects on the Company. The Company could lose strategic relationships if its partners are acquired by or enter into agreements with a competitor, causing the Company to lose access to distribution, content and other resources. The relationships between the Company and its strategic partners may deteriorate and cause an adverse effect on the business. The Company could lose customers if competitors or users of competing technology consolidate with the Company's current or potential customers. Furthermore, the Company's current competitors could become larger players in the market or new competitors could form from consolidations. Any of the foregoing events could put the Company at a competitive disadvantage, which could cause the Company to lose customers, revenue, and market share. Consolidation in the industry could also force the Company to divert greater resources to meet new or additional competitive threats, which could harm the Company's operating results.

The Company has a limited operating history.

The Company has a limited operating history. The Company is therefore subject to many of the risks common to early stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. The failure by the Company to meet any of these conditions could have a materially adverse effect on the Company and may force it to reduce, curtail, or discontinue operations. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of the early stage of operations. The Company may not successfully address all of the risks and uncertainties or successfully implement its existing and new products and services. If the Company fails to do so, it could materially harm its business and impair the value of its Common Shares, resulting in a loss to shareholders. Even if the Company accomplishes these objectives, the Company may not generate the anticipated positive cash flows or profits. No assurance can be given that the Company can or will ever be successful in its operations and operate profitably.

There are material risks and uncertainties associated with the Company's anti-money-laundering, "know your customer" and other protocols to detect and deter illegal activity on the Company's platforms.

The Company is licensed as a money services business in the category of virtual currency dealer with FINTRAC and its affiliates hold similar licenses in other global jurisdictions. In accordance with these licenses, the Company is required to implement and maintain anti-money-laundering (AML), "know your customer" (KYC) and other policies and procedures that are consistent with applicable Canadian and non-Canadian law and regulation and with financial services industry best practices. Nonetheless, the Company may not be able to prevent illegal activity from occurring on or through the Company, including the unauthorized use of a validly opened account.

The use of crypto assets for illegal purposes on or through the Company, or allegations or investigations with respect to potential such use, could result in significant legal and financial exposure to the Company and damage to the Company's reputation. Similarly, failure to meet applicable AML/KYC legal and regulatory requirements could result in regulatory fines, sanctions or restrictions, which in each case could materially and adversely affect the Company's reputation, financial condition, business, and asset value and the value of any investment in the Company.

Furthermore, the Company will use and rely on third-party software to complete key aspects of AML/KYC screenings. Although the Company will perform due diligence on such software, there can be no assurance that in all events such software will not malfunction or fail to detect all potential illegal activity. If such a software were to fail to perform to agreed standards, it could have a material and adverse effect on the Company's business and operations.

The Company may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of the Company's customers use the Company to further such illegal activities, the Company's business could be adversely affected.

The Company may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion, and scams. The Company or its partners may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for the Company to detect and avoid such transactions in certain circumstances. The use of the Company for illegal or improper purposes could subject it to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for the Company. Moreover, certain activity that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, the Company may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Owners of intellectual property rights or government authorities may seek to bring legal action against platforms, including the Company, for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm the Company's business.

Moreover, while fiat currencies can be used to facilitate illegal activities, crypto assets are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of crypto assets have characteristics, such as the speed with which crypto asset transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain crypto asset transactions, and encryption technology that anonymizes these transactions, that make crypto assets susceptible to use in illegal activity and corresponding action by law enforcement agencies. The Company also supports crypto assets that incorporate privacy-enhancing features, and may from time to time support additional digital assets with similar functionalities. These privacy-enhancing crypto assets obscure the identities of sender and receiver, and may prevent law enforcement officials from tracing the source of funds on the blockchain. Facilitating transactions in these crypto assets may cause the Company to be at increased risk of liability arising out of AML and economic sanctions laws and regulations.

While the Company believes that its risk management and compliance framework is designed to detect significant illicit activities conducted by its potential or existing customers, the Company cannot ensure that it will be able to detect all illegal activity on the Company. If any of the Company's customers use the Company to further such illegal activities, the Company's business could be adversely affected.

Financial services companies face substantial litigation and investigation risks.

As an enterprise whose material planned business lines include financial services, the Company will depend to a significant extent on its relationships with its customers and its reputation for integrity and high caliber professional services. As a result, if a customer is not satisfied with the Company's services or if there are allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to the Company, or if there is negative publicity and press speculation about the Company, whether or not valid, that may harm the Company's reputation and may be more damaging to the Company's businesses than to businesses in other non-financial industries.

Furthermore, any regulatory investigation or examination to which the Company becomes subject could result in significant fines or penalties and could result in consent decrees or other regulatory directives that limit the way the Company conducts its business. Any litigation to which the Company becomes party may result in onerous or unfavorable judgments that may not be reversed upon appeal or in payments of substantial monetary damages or fines, or the Company may decide to settle lawsuits on similarly unfavorable terms. Responding to regulatory investigations and lawsuits of the nature described above is costly and time-consuming to management, can generate negative publicity and could materially and adversely affect the Company.

The Company's use of proprietary and non-proprietary software, data and intellectual property may be subject to substantial risk.

The Company's investment strategy may rely heavily on the use of proprietary and non-proprietary software, data and intellectual property of the Company and third parties in the crypto asset sector. The reliance on this technology and data is subject to a number of important risks. First, the operation of any element of a blockchain network or platform may be severely and adversely affected by the malfunction of its technology and the technology of third parties. For example, an unforeseen software or hardware malfunction could occur as a result of a virus or other outside force, or as result of a design flaw in the design and operation of the network or platform. Furthermore, if the Company's software, hardware, data or other intellectual property is found to infringe on the rights of any third party, the underlying value of the assets of the Company could be materially and adversely affected. The Company may also depend for effective distribution of its software products on "app store" platforms, which, if they were disrupted or discontinued for any reason, or if their terms of use or other features were to develop in a manner adverse to the Company, could materially and adversely affect the Company.

Cybersecurity breaches and other systems and technology problems may materially and adversely affect the Company.

The information and technology systems used by the Company and other service providers may be vulnerable to damage or interruption from, among other things: computer viruses; network failures; computer and telecommunication failures; infiltration by unauthorized persons; security breaches; usage errors by their respective professionals; power outages; terrorism; and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. If these systems are compromised, become inoperable for extended periods of time or cease to function properly, the Company or a service provider may have to make a significant investment to fix or replace them. The failure of these systems or of disaster recovery plans for any reason could cause significant interruptions in operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to investors (and the beneficial owners of investors). Such a failure could harm the Company's reputation, subject it to legal claims and otherwise materially and adversely affect the Company.

The Company obtains and processes a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm the Company's reputation, as well as have an adverse effect on its business.

The Company obtains and processes large amounts of sensitive data, including personal data related to its customers and their transactions, such as their names, addresses, social insurance numbers, visa information, copies of government-issued identification, trading data, tax identification, and bank account information. The Company faces risks, including to its reputation, in the handling and protection of this data, and these risks will increase as the Company's business continues to expand. Federal, provincial and international laws and regulations governing privacy, data protection, and e-commerce transactions require the Company to safeguard its customers', employees', and service providers' personal data.

The Company has administrative, technical, and physical security measures and controls in place and maintains a robust information security program. However, its security measures may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on the Company's systems. Additionally, privacy and data protection laws are evolving, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with the Company's data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to the Company's or its third-party partners business practices and products and service offerings.

The Company's future success depends on the reliability and security of the Company. To the extent that the measures the Company or its third-party business partners have taken prove to be insufficient or inadequate, the Company may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to the Company's reputation, or loss of customers. If the Company's own confidential business information or sensitive customer information were improperly disclosed, its business could be adversely affected. Additionally, a party who circumvents the Company's security measures could, among other effects, appropriate customer information or other proprietary data, cause interruptions in the Company's operations, or expose customers to hacks, viruses, and other disruptions.

Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to the Company's customer data, the Company may also have obligations to notify customers and regulators about the incident, and it may need to provide some form of remedy, such as a subscription to credit monitoring services, pay significant fines to one or more regulators, or pay compensation in connection with a class-action settlement. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause the Company to incur substantial costs and could increase negative publicity surrounding any incident that compromises customer data. Additionally, the financial exposure from the events referenced above could either not be insured against or not be fully covered through any insurance that the Company may maintain, and there can be no assurance that the limitations of liability in any of the Company's contracts would be enforceable or adequate or would otherwise protect the Company from liabilities or damages as a result of the events referenced above. Any of the foregoing could have an adverse effect on the Company's business, reputation, operating results, and financial condition.

Furthermore, the Company may be required to disclose personal data pursuant to demands from individuals, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws, which could result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations. Additionally, changes in the laws and regulations that govern the Company's collection, use, and disclosure of customer data could impose additional requirements with respect to the retention and security of customer data, could limit the Company's marketing activities, and have an adverse effect on its business, operating results, and financial condition.

The unregulated nature and lack of transparency surrounding the operations of crypto asset platforms may cause the loss of confidence in such platforms.

Platforms such as the Company on which crypto assets trade are relatively new and, in some cases, unregulated. Furthermore, while some platforms provide information regarding their ownership structure, management teams, corporate practices and regulatory compliance, many other platforms do not. As a result, the marketplace may lose confidence in these platforms, including prominent platforms that handle a significant volume of trading in these assets. In recent years, there have been a number of platforms that have closed because of fraud, business failure or security breaches. Additionally, larger platforms have been targets for hackers and malware and may be targets of regulatory enforcement actions. A lack of stability in these exchange markets and the temporary or permanent closure of such platforms may reduce confidence in the crypto asset marketplace in general and result in greater volatility in the price of crypto assets. These potential consequences could materially and adversely affect the Company's business, the value of its assets and the value of any investment in the Company.

The Company relies on partnerships with third party Liquidity Providers, including crypto asset platforms to fill customers' trade orders. The dependence of the Company on third party platforms to fulfill such orders may present material risks. For example, a third-party platform may not return crypto asset deposited by the Company to execute a specific order, or such exchange may become insolvent prior to processing the Company's applicable withdrawal. the Company is also exposed to the inherent risks faced by Liquidity Providers for fraudulent activity, liquidity, regulatory and other operational and business risks.

Many of the Company's competitors are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, customers and the general public may lose confidence in the digital economy asset platforms, including regulated platforms like the Company's.

Since the inception of the digital economy, numerous asset platforms have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Public platforms like the Company can be appealing targets for hackers and malware, and may also be more likely to be targets of regulatory enforcement actions. For example, in February 2014, Mt. Gox, the then largest crypto asset platform worldwide, filed for bankruptcy protection in Japan after an estimated 700,000 Bitcoins were stolen from its wallets. In May 2019, Binance, one of the world's largest platforms, was hacked, resulting in losses of approximately $40 million.

In addition, there have been reports that a significant amount of trading volume on platforms is fabricated and false in nature, with a specific focus on unregulated platforms located outside of North America. Such reports may indicate that the "real" global market for crypto assets is significantly smaller than otherwise understood.

Negative perception, a lack of stability and standardized regulation in the digital economy, and the closure or temporary shutdown of platforms due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers may reduce confidence in the digital economy and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have an adverse impact on the Company's business.

Risks related to Common Shares

The following risks should be considered when evaluating the Company's Common Shares:

There market price for the Common Shares may be volatile.

The Common Shares began trading on the Neo Exchange on November 2, 2021. There can be no assurance that an active trading market for the Common Shares will develop or, if developed, that any market will be sustained. The Company cannot predict the prices at which the Common Shares will trade. Fluctuations in the market price of the Common Shares could cause an investor to lose all or part of its investment in Common Shares. Factors that could cause fluctuations in the trading price of the Common Shares include: (a) announcements of new offerings, products, services or technologies, commercial relationships, acquisitions or other events by the Company or its competitors; (b) price and volume fluctuations in the overall stock market from time to time; (c) significant volatility in the market price and trading volume of similar companies; (d) fluctuations in the trading volume of the Common Shares or the size of the Company's public float; (e) actual or anticipated changes or fluctuations in the Company's results of operations; (f) whether the Company's results of operations meet the expectations of securities analysts or investors; (g) actual or anticipated changes in the expectations of investors or securities analysts; (h) escrow releases and sales of large blocks of the Common Shares; or (i) an adverse impact on the Company from any of the other risks cited herein. Fluctuations in the market price of the Common Shares may be exaggerated if trading volume is low.

As a public company, the Company is subject to requirements, laws or rules that increase both its costs and the risk of non-compliance.

As a reporting issuer, the Company is subject to reporting requirements under securities laws and stock exchange policies. The Company is working with its legal, accounting and financial advisors to identify those areas in which changes should be made to the Company's financial management control systems to manage its obligations as a subsidiary of a public company. Compliance with these requirements will increase legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on existing systems and resources. Among other things, the Company is required to file annual, quarterly and current reports with respect to its business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could harm the Company's business and results of operations. The Company may need to hire additional employees to comply with these requirements in the future, which would increase its costs and expenses.

Significant sales of Common Shares could cause the market price of the Common Shares to drop significantly regardless of the Company's financial performance.

Certain Common Shares held by the Company's directors and executive officers are subject to contractual lock-up restrictions and escrow pursuant to the policies of the NEO Exchange. Sales of a substantial number of the Common Shares in the public market after the expiry of lock-up, escrow restrictions, or the perception that these sales could occur, may adversely affect the market price of the Common Shares and could make it more difficult for investors to sell Common Shares at a favourable time and price.

The market price of the Common Shares may fluctuate as a result of reports and publications made by trading analysts.

The trading market for the Common Shares may become dependent on the research and reports that securities or industry analysts publish about the Company or its business. The Company will not have any control over these analysts. If one or more of the analysts who covers the Company should downgrade the Common Shares or change their opinion of the Company's business prospects, the Company's share price would likely decline. If one or more of these analysts ceases coverage of the Company or fails to regularly publish reports on the Company, the Company could lose visibility in the financial markets, which could cause the Common Share price or trading volume to decline.

Dividends

The Company has neither declared nor paid any dividends in the three most recently completed financial years. The Company does not currently intend to pay any cash dividends or distributions on Common Shares in the foreseeable future and, therefore, holders of Common Shares may not be able to receive a return on their Common Shares unless they sell such Common Shares. The Company's policy will be to retain earnings to reinvest in the Company.

The Company's dividend policy will be reviewed from time to time by the Board in the context of its earnings, financial condition and other relevant factors. Until the Company pays dividends on the Common Shares, which it may never do, its shareholders will not be able to receive a return on the Common Shares unless they sell them.

Description of CAPITAL STRUCTURE

The following is a summary of the material attributes and characteristics of the share capital of the Company. The following summary does not purport to be complete and reference is made to the Company's articles for a complete description of these securities and the full text of their provisions.

Authorized Capital

As of the date of this AIF, the authorized share capital of the Company consists of an unlimited number of common shares without par value.

As of the date of this AIF, there are 60,364,549 Common Shares, 3,976,509 options (each an "Option" and together, the "Options") and 731,215 Common Share purchase warrants (including broker warrants) (each a "Warrant" and together, the "Warrants") issued and outstanding.

Common Shares

Each Common Share entitles the holder thereof to dividends if, as and when declared by the Board, to receive notice of any meetings of shareholders of the Company, to cast one vote per Common Share at all such meetings and, upon liquidation, dissolution or winding up of the Company, to share rateably in such assets of the Company as are distributable to the holders of Common Shares. All outstanding Common Shares are fully paid and non-assessable, and are not subject to any pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities or provisions requiring holders of Common Shares to contribute additional capital.

Options

The Company adopted an omnibus long term incentive plan (the "Plan") following the closing of the Transaction. The purpose of the Plan is to: (i) provide "Employees", "Directors" or "Consultants" (as defined in the Plan) (the "Eligible Persons") with additional incentive; (ii) encourage stock ownership by such Eligible Persons; (iii) encourage Eligible Persons to remain with the Company; (iv) encourage Eligible Persons to remain with the Company or its subsidiaries; and (v) attract new directors, employees and officers. The types of awards that can be granted to Eligible Persons include options, unrestricted share units, performance share units, deferred share units, share appreciation rights, restricted shares and other share-based awards. The terms and conditions of each award granted pursuant to the Plan are subject to the applicable award agreement.

Warrants

Each Warrant exchanged shall entitle the holder thereof to subscribe for one Common Share at a price equal to $1.00 per share for a period of 24 months from the date of the closing of the Financing.

Market for Securities

Trading Price and Volume

As of the date of this AIF, the Common Shares are listed and posted for trading on the NEO Exchange under the symbol "SMRT".  The following tables sets forth the high and low trading prices in Canadian Dollars and the trading volumes of the Common Shares on the NEO Exchange as of the date of this AIF:

Common Shares

Period	High ($)	Low ($)	Trading Volume
January 2022	0.94	0.67	64,158
February 2022	0.91	0.73	70,832
March 2022	0.85	0.68	45,512
April 2022	0.72	0.46	60,579
May 2022	0.60	0.35	55,903
June 2022	0.44	0.21	69,184
July 2022	0.31	0.21	53,223
August 2022	0.27	0.09	75,686
September 2022	0.32	0.12	79,046
October 2022	0.20	0.16	61,040
November 2022	0.18	0.10	51,564
December 2022	0.15	0.10	68,240

PRIOR SALES

Trading Price and Volume

For the year ended December 31, 2022, the Company has not issued nor granted Common Shares.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER

Escrow Securities

As of the date of this AIF, the table below sets out the Common Shares and Options subject to an escrow agreement dated October 27, 2021 among the Company, TSX Trust Company ("TSX Trust"), as escrow agent, and certain directors and officers of the Company (the "Escrow Agreement"):

Designation of security	Number of securities held in escrow	Percentage of class (%)(1)
Common Shares	6,690,181	11.1
Options	237,498	5.97

________

Notes:

(1)  Percentages for Common Shares and Options are based on 60,364,549 Common Shares and 3,976,509 Options issued and outstanding as of December 31, 2022, respectively.

The Common Shares and Options subject to the Escrow Agreement (together, the "Escrow Securities") are subject to the following release schedule:

Release Date	% of Securities Released from Escrow
The listing date	1/4 of Escrow Securities
6 months after the listing date	1/4 of Escrow Securities
12 months after the listing date	1/4 of Escrow Securities
18 months after the listing date	1/4 of Escrow Securities

Financing Lock-Up Agreements

In connection with the Financing, each director and officer of SDT entered into a lock-up agreement pursuant to which each locked-up shareholder is prohibited from selling, transferring, pledging, or otherwise disposing of, or agreeing to sell, transfer, assign or otherwise dispose of (or announce any intention to do so) their locked-up securities for a period of 180 days after the date the escrow release conditions are satisfied, unless they first obtain the prior written consent of certain agents to the Financing.

GOVERNANCE OF THE COMPANY

Directors and Officers of the Company

The following table sets out, for each of the members of the Board and the officers of the Company, respectively, the person's name, municipality of residence, position with the Company and principal occupation as of the date hereof. Each director will hold office until the next annual general meeting of shareholders of the Company, subject to his or her earlier resignation or removal. The table also identifies the members of each committee of the Board and which directors are "independent" within the meaning of National Instrument 52-110 - Audit Committees ("NI 52-110").

Name and Place of Residence	Position with the Company	Director or Officer Since	Principal Occupation During Preceding Five Years
Justin Hartzman Toronto, Ontario	President, Chief Executive Officer and Director	October 2021	President, Chief Executive Officer and director of SDT.
Jeremy Koven Toronto, Ontario	Chief Operating Officer, Secretary and Director	October 2021	Secretary and director of SDT.
G. Scott Paterson(1)(2)(3)(4) Toronto, Ontario	Director	October 2021	Principal at Paterson Partners
Jeffrey Haas(1)(2)(3)(4) Copenhagen, Denmark	Director	October 2021	Chief Revenue Officer of AtomicHub.io; SVP of International Strategy for DraftKings
Alexa Abiscott(1)(2)(3)(4) Toronto, Ontario	Director	October 2021	Chief Legal Officer and Secretary of ApplyBoard Inc.; General Counsel and Secretary of the Board at the Sheridan College Institute of Technology and Advanced Learning
Michael Koral Toronto, Ontario	Chief Business Officer	October 2021	Chief Business Officer of SDT;
Gordon Brocklehurst Toronto, Ontario	Chief Financial Officer	October, 2021	Chief Financial Officer of SDT; sole proprietor; Chief Financial Officer & Treasurer of Siamons International Inc.
Sheeren Khan East York, Ontario	Chief Compliance Officer	September 2022	Chief Compliance Officer at Coinberry Limited; Chief Compliance Officer at Laurention Bank Financial Group; Chief Compliance Officer at JP Morgan Chase, Canada.
Pierre Soulard Toronto, Ontario	Chief Legal Officer	February 2022	Partner at Miller Thomson LLP

________

Notes:

(1) Member of the Audit Committee. G. Scott Paterson is the chair of the Audit Committee.

(2) Member of the Corporate Governance and Nominating Committee. Alexa Abiscott is the chair of the Corporate Governance and Nominating Committee.

(3) Member of the Compensation Committee. Jeffrey Haas is the chair of the Compensation Committee.

(4) G. Scott Paterson, Alexa Abiscott and Jeffrey Haas are independent directors within the meaning of NI 52-110.

To the best of the Company's knowledge based on information furnished by the directors and officers of the Company, as a group, as of the date of this AIF, the directors and officers of the Company beneficially own or exercise control or direction, directly or indirectly, over 27,726,145 Common Shares, representing 45.9% of the issued and outstanding Common Shares on an undiluted basis.

The following is a brief biographical description of each of the directors and officers including details with regard to their principal occupations for the last five years:

Justin Hartzman

Mr. Hartzman is the President, Chief Executive Officer and Director of CoinSmart. Mr. Hartzman was previously the President, Chief Executive Officer and Director of SDT. Mr. Hartzman has over 15 years of experience in leadership roles, including in the cryptocurrency industry. Mr. Hartzman previously co-founded and served as Chief Executive Officer of WeSellYourSite.com, All You Can Eat Internet and NeedIs.com. Mr. Hartzman currently serves as the President of the Board of All You Can Eat Internet and WeSellYourSite.com. Mr. Hartzman is a graduate of Western University and holds a Bachelor of Commerce and a Bachelor of Management and Organizational Studies.

Jeremy Koven

Mr. Koven is the Chief Operating Officer, Secretary and Director of CoinSmart. Mr. Koven was previously the Chief Operating Officer, Secretary and Director of SDT. Mr. Koven has over 15 years of experience in leadership roles, including in the cryptocurrency industry. Mr. Koven previously co-founded and served as President of All You Can Eat Internet and co-founded and served as Managing Partner of WeSellYourSite.com. Mr. Koven previously served as Co-Founder and Chief Product Officer of NeedIs.com. Mr. Koven is a graduate of Dalhousie University and holds a Bachelor of Commerce.

G. Scott Paterson

Mr. Paterson is a director of CoinSmart. Mr. Paterson obtained his ICD.d designation as a graduate of the Institute of Corporate Director’s at Rotman School of Management, earned a Certificate in Entertainment Law from Osgoode Hall Law School and has served as a trustee of the Art Gallery of Ontario. Mr. Paterson was the second investor in Lionsgate Entertainment Corp. (NYSE:LGF.A) when the company was founded in 1997. He served as a Board member of Lions Gate for 21 years including as Chair of the Audit & Risk committee for 15 years and today serves as a Director of Lions Gate Entertainment Canada Corp. Mr. Paterson built Yorkton Securities, initially as executive VP then as chair & CEO from 1998 until December 2001 into Canada’s leading technology & media investment bank.

Mr. Paterson has also served as Chair of the Board of the Toronto Venture Stock Exchange, Vice Chair of the Toronto Stock Exchange, a Governor of the Investment Dealers Association (now called IIROC) and a Director of each of the Canadian Investor Protection Fund, the Canadian Securities Institute and the Canadian Securities Advisory Council. In 2004, Mr. Paterson joined newly formed Symbility Solutions, a SaaS platform utilized by insurance companies to optimally process property claims, where he served as Chair of the Board for 14 years prior to Symbility’s sale to Corelogic (NYSE:CLGX) in 2018. In 2005, Mr Paterson co-founded JumpTV Inc and as Chairman & CEO orchestrated the company’s 2006 $71 million IPO led by Morgan Stanley. The company acquired NeuLion Inc in 2008 and was sold to Endeavour Group (NYSE:EDR) in April 2018 for US $250 million. In 2015, Mr. Paterson co-founded FutureVault Inc., a Fintech leader in the evolving digital Personal Life Management space where he serves as Executive Chair of the Board. He also serves as the Board Chair of QYOU Media Inc. (TSXV:QYOU), Lead Director of Giftagram Inc and a Director of Verses AI Inc (NEO:VERS).

Jeffrey Haas

Mr. Haas is a director of CoinSmart. Mr. Haas has 20+ years' experience helping build some of the largest gaming businesses in the world, including DraftKings, PokerStars, the World Poker Tour (WPT), Asia Pacific Poker Tour (APPT), European Poker Tour (EPT) & PartyPoker. His work has varied across executive-level contributions to business strategy, product development, operations, licensing and regulatory compliance within this highly regulated industry. Mr. Haas' current principal occupation is as the Chief Revenue Officer for AtomicHub.io.  Prior to this role Mr. Haas was SVP of International Strategy for Boston-based DraftKings, a daily fantasy sports contest and sports betting operator, where he worked from 2015 to 2021. He was also a strategic advisor to SDT from 2019 to 2021.

Alexa Abiscott

Ms. Abiscott is a Director of CoinSmart. Ms. Abiscott current principal occupation is as the Chief Legal Officer and Secretary of ApplyBoard Inc. ("ApplyBoard"), an online platform that simplifies the student study abroad search, application, and acceptance process and is responsible for ApplyBoard's global legal operations, privacy and data governance compliance and risk management portfolios. Ms. Abiscott is a founding member of Women General Counsel Canada (WGCC) and the General Counsel Chapter of the Women's Law Association of Ontario. Ms. Abiscott is currently serving a two-year term as President of WGCC. Prior to her current role at ApplyBoard, Ms. Abiscott created and led the Office of General Counsel and Board Secretariat at Sheridan College. Prior to her General Counsel roles, Ms. Abiscott practiced as corporate commercial litigation lawyer at a Bay Street law firm. Ms. Abiscott holds an Honour's Bachelor Degree from McGill University in Anthropology, a Graduate Diploma in International Business from McGill University, a Bachelor of Laws from Western University, and has been certified in NFP governance by the Institute of Corporate Directors and the University of Toronto's Rotman School of Management.

Michael Koral

Mr. Koral is the Chief Business Officer of CoinSmart. Mr. Koral was previously the Chief Business Officer of SDT. Mr. Koral previously led customer acquisition and operations as Chief Operating Officer at AI-focused social media advertising platform, Needls Media Inc. Mr. Koral holds a Bachelor of Commerce from Dalhousie University.

Gordon Brocklehurst

Mr. Brocklehurst is the Chief Financial Officer of CoinSmart. Mr. Brocklehurst is a Chartered Professional Accountant with over 30 years of senior financial and operational experience. He is a member of the Ontario and Canadian Institutes of Chartered Professional Accountants. Mr. Brocklehurst has extensive experience in corporate financing, mergers & acquisitions, financial reporting and compliance in both private and public markets including the TSX and NYSE. Prior to joining SDT, he was the Chief Financial Officer & Treasurer of Siamons International Inc. Mr. Brocklehurst articled at KPMG LLP after earning a Bachelor of Arts (Honours) in Economics at York University.

Sheeren Khan

Ms. Khan is the Chief Compliance Officer of CoinSmart. Prior to joining CoinSmart Ms. Khan held senior compliance positions with Coinberry Ltd., Laurentian Bank Financial Group, JP Morgan Chase and Bank of Montreal.

Pierre Soulard

Mr. Soulard is the Chief Legal Officer of CoinSmart. Mr. Soulard was previously a partner at Miller Thomson LLP and Norton Rose Fulbright Canada LLP. In addition, Mr. Soulard was legal counsel at Clearnet Communications Inc. Mr. Soulard holds a Bachelor of Law from McGill University and a Master of Law from Osgoode Hall Law School, York University.

Standing Committees of the Board

The three standing committees of the Board are the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee.

Audit Committee

The Audit Committee is comprised of G. Scott Paterson (Chair), Jeffrey Haas, and Alexa Abiscott, each of whom is independent and financially literate within the meaning of NI 52-110. Each of the Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. See "Governance of the Company - Directors and Officers of the Company" for a description of the education and experience of each member of the Audit Committee.

The Board has adopted a written charter for the Audit Committee, in the form set out as Schedule "A" to this AIF,  which sets out the Audit Committee's responsibilities, including among other things, reviewing the financial statements of the Company and public disclosure documents containing financial information and reporting on such review to the Board, ensuring that adequate procedures are in place for the review of the Company's public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management. The Audit Committee is also responsible for reviewing and approving the compensation of the Company's external auditor.

Fees payable for audit services for each of the last two fiscal years to Richter LLP, Chartered Professional Accountants, the Company's current external auditor, were $411,468 for 2022 and $508,983  for 2021, as detailed below:

	2022	2021
Audit fees(1)	$381,545	$440,429
Audit-related fees	Nil	Nil
Tax fees(2)	$6,346	$7,354
All other fees	$23,577	$61,020

________

Notes:

(1) Fees for audit and interim reviews of financial statements.

(2) Fees for tax compliance, tax advice and tax planning.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of Alexa Abiscott (Chair), G. Scott Mr. Paterson, and Jeffrey Haas, each of whom is independent within the meaning of NI 52-110. The Corporate Governance and Nominating Committee is responsible for identifying, interviewing and making recommendations to the Board with respect to new Board members. Nominations to the Board will be a result of the recruitment efforts by members of the Corporate Governance and Nominating Committee and the Board. The Corporate Governance and Nominating Committee and Compensation Committee have a combined written charter.

Compensation Committee

The Compensation Committee is comprised of Jeffrey Haas (Chair), G. Scott Paterson and Alexa Abiscott, each of whom is independent within the meaning of NI 52-110.

The Compensation Committee assists the Board in settling compensation of directors and senior executives and developing and submitting to the Board recommendations with regard to other employee benefits. The Compensation Committee reviews on an annual basis the adequacy and form of compensation for senior executives and directors to ensure that such compensation reflects the responsibilities, time commitment, and risk involved in being an effective executive officer or director, as applicable. The Corporate Governance and Nominating Committee and Compensation Committee have a combined written charter.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders

As of the date of this AIF or within the ten years before the date of this AIF, to the knowledge of the Company, no director or executive officer of the Company has been a director, chief executive officer or chief financial officer of any company that:

(a) was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Penalties or Sanctions

Other than as set out herein, to the knowledge of the Company, no director or executive officer of the Company has been subject to:

(a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b) any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable security holder making an investment decision.

Mr. Paterson reached a voluntary settlement with the Ontario Securities Commission 22 years ago in respect to administrative proceedings which included a suspension of his registration for two years and a onemillion-dollar voluntary payment. There were no allegations that Mr. Paterson had violated any securities law, statute, regulation or policy statement.

Personal Bankruptcies

To the knowledge of the Company, no director or executive officer of the Company, or a personal holding company of any of them, has, at the time of this AIF or within the ten years prior to the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangements, or compromise with creditors or had a receiver manager or trustee appointed to hold the assets of that individual.

CONFLICTS OF INTEREST

Certain of the directors and officers of the Company are also directors, officers or shareholders of other companies and/or will be engaged in, and will continue to engage in, other business activities on their own behalf and on behalf of other companies, and as a result of these and other activities, such proposed directors and officers of the Company may become subject to conflicts of interest. Any conflicts of interest will be subject to and governed by the law applicable to directors and officers conflicts of interest, including the procedures prescribed by the BCBCA. The BCBCA provides that a director or senior officer of a company must disclosure to the company a disclosable interest by providing a general statement in writing to declare that the director or senior officer is a director or senior officer of, or has a material interest in, the person with whom the company has entered, or proposes to enter, into the contract or transaction. Directors and officers are required by law to act honestly and in good faith with a view to the best interests of the company.

To the knowledge of the directors and officers of the Company, as at the date hereof, there are no existing conflicts of interest between the Company and any of the directors or officers of the Company.

Each of the officers and directors presently has, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an acquisition opportunity. Accordingly, if any of such officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to honour his or her fiduciary or contractual obligations to present such opportunity to such entity. We cannot assure investors that any of the conflicts will be resolved in our favour. We do not believe, however, that the fiduciary duties or contractual obligations of the officers or directors to any other party will materially affect our ability to complete an acquisition.

In addition to the foregoing, investors should be aware of the following potential conflicts of interest, among others, to which some of the directors and officers will or may be subject in connection with our operations:

• some of the officers and directors may be susceptible to conflicts of interest in allocating their time among various business activities; and

• the officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by the Company.

We have no present intention to enter into a transaction with a business that is affiliated with any of the officers or directors; however, we are not prohibited from doing so. In the event we seek to complete a transaction with a company that is affiliated with any of our officers or directors, in addition to any requirements imposed by applicable law, we, or a committee of independent directors, would be expected to obtain an opinion from a qualified person concluding that the transaction is fair to us or our shareholders from a financial point of view. In addition, if the acquisition involves a related party, the transaction may be subject to the minority shareholder protections of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions, which would, in certain circumstances, require approval by minority shareholders and/or an independent valuation. The NEO Exchange may also impose additional requirements in such circumstances. Further, pursuant to the requirements of the applicable corporate law, directors who are either a party to an existing or proposed material contract or transaction with the Company, or are a director or an officer of, or have a material interest in, any person who is a party to an existing or proposed material contract or transaction with the Company, are prohibited from attending any part of a board meeting during which the contract or transaction is discussed, as well as from voting on any such contract or transaction, subject to certain exceptions.

The following table sets out the directors or officers of the Company that are, or have been within the last five years, directors or officers of other reporting issuers:

Name	Name and Jurisdiction of Reporting Issuer	Trading Market	Position	Period
G. Scott Paterson	QYOU Media Inc.	TSXV	Chair of board of directors	November 2015 - Present;
	Verses AI Inc.	NEO	Director	June 2022 - Present
	Engagement Labs Inc.	TSXV	Chair of board of directors	January 2014 - Present;
	Lionsgate Entertainment Corp.	NYSE	Director	July 1997 - September 2018
	Symbility Solutions Inc.	TSXV	Chair of board of directors	May 2004 - December 2018
	Apogee Silver Ltd. (now Halo Labs Inc.)	TSXV/NEO	Chair of board of directors	March 2011 - July 2019

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Management of the Company is not aware of any legal proceedings or regulatory actions outstanding, threatened or pending by or against the Company, or any of its subsidiaries, that would be material to a holder of Common Shares or other securities of the Company.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The Company is not aware of any material interest, direct or indirect, of any director or executive officer of the Company, or any person or company that is a direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% percent of the Common Shares, or any affiliate of such persons or companies, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect the Company.

REGISTRAR AND TRANSFER AGENT

TSX Trust at its principal offices in Toronto, Ontario was appointed by the Company as the registrar and transfer agent for the Common Shares.

MATERIAL CONTRACTS

The following are the only material contracts of the Company that are in effect:

Service Agreement

CoinSmart entered into a services agreement with TSX Trust dated October 27, 2021 under which TSX Trust is appointed as transfer agent, registrar and disbursing agent for the Common Shares.

Software Subscription and Services Agreement

SDT, as subscriber, entered into a software subscription and services agreement with AlphaPoint dated April 12, 2018 under which SDT licenses software from AlphaPoint. AlphaPoint provides back-end trading functionality, such as trade reporting, user system and market data integration from https://www.openexchangerates.org. The current term of the AlphaPoint Agreement expires on February 1, 2025 and is renewable for successive one year terms upon the mutual agreement of the parties. SDT has customized the AlphaPoint software for the purposes of the CoinSmart Platform.

INTERESTS OF EXPERTS

As of the date of this AIF, Richter LLP, Chartered Professional Accountants, are the auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

Additional information including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities and securities authorized for issuance under equity compensation plans is and will be contained in the Company's information circulars for prior and upcoming annual general meetings, which are and will be available under the Company's profile on SEDAR.

Additional financial information about the Company is provided in the Company's audited consolidatedfinancial statements, including notes to the consolidated financial statements, and the Company's related management discussion and analysis (MD&A) for the year ended December 31, 2021. Copies of the financial statements and MD&A are available under the Company's profile on SEDAR.

SCHEDULE "A"

Audit Committee Charter

CoinSmart Financial Inc.

(Adopted by the Board of Directors on May 31, 2021)

A.  PURPOSE

The overall purpose of the Audit Committee (the "Committee") is to ensure that the Company's management has designed and implemented an effective system of internal financial controls, to review and report on the integrity of the consolidated financial statements and related financial disclosure of the Company and to review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of financial information.

B.  COMPOSITION, PROCEDURES AND ORGANIZATION

1. The Committee shall consist of at least three members of the Board of Directors (the "Board").

2. The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, shall appoint the members of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

3.  Unless the Board shall have appointed a chair of the Committee, the members of the Committee shall elect a chair and a secretary from among their number.

4.  The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.

5.  The Committee shall have access to such officers and employees of the Company and to the Company's external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

6.  Meetings of the Committee shall be conducted as follows: (a) the Committee shall meet at least four times annually at such times and at such locations as may be requested by the chair of the Committee provided that the external auditors or any member of the Committee may request a meeting of the Committee; (b) the external auditors shall receive notice of and have the right to attend all meetings of the Committee; and (c) management representatives may be invited to attend all meetings except private sessions with the external auditors.

7.  The internal auditors and the external auditors shall have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary. The Committee, through its chair, may contact directly any employee in the Company as it deems necessary, and any employee may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

C.  ROLES AND RESPONSIBILITIES

1.  The overall duties and responsibilities of the Committee shall be as follows: (a) to assist the Board in the discharge of its responsibilities relating to the Company's accounting principles, reporting practices and internal controls and its approval of the Company's annual and quarterly consolidated financial statements and related financial disclosure; (b) to establish and maintain a direct line of communication with the Company's internal and external auditors and assess their performance; (c) to ensure that the management of the Company has designed, implemented and is maintaining an effective system of internal financial controls; and (d) to report regularly to the Board on the fulfilment of its duties and responsibilities.

2.  The duties and responsibilities of the Committee as they relate to the external auditors shall be as follows: (a) to recommend to the Board a firm of external auditors to be engaged by the Company, and to verify the independence of such external auditors; (b) to review and approve the fee, scope and timing of the audit and other related services rendered by the external auditors; (c) review the audit plan of the external auditors prior to the commencement of the audit; (d) to review with the external auditors, upon completion of their audit: (i) contents of their report; (ii) scope and quality of the audit work performed; (iii) adequacy of the Company's financial and auditing personnel; (iv) co operation received from the Company's personnel during the audit; (v) internal resources used; (vi) significant transactions outside of the normal business of the Company; (vii) significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems; and (viii) the non audit services provided by the external auditors; (e) to discuss with the external auditors the quality and not just the acceptability of the Company's accounting principles; and (f) to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.  The duties and responsibilities of the Committee as they relate to the Company's internal auditors are to: (a) periodically review the internal audit function with respect to the organization, staffing and effectiveness of the internal audit department; (b) review and approve the internal audit plan; and (c) review significant internal audit findings and recommendations, and management's response thereto.

4.  The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to: (a) review the appropriateness and effectiveness of the Company's policies and business practices which impact on the financial integrity of the Company, including those relating to internal auditing, insurance, accounting, information services and systems and financial controls, management reporting and risk management; (b) review compliance under the Company's business conduct and ethics policies and to periodically review these policies and recommend to the Board changes which the Committee may deem appropriate; (c) review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company; and (d) periodically review the Company's financial and auditing procedures and the extent to which recommendations made by the internal audit staff or by the external auditors have been implemented.

5.  The Committee is also charged with the responsibility to: (a) review the Company's quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto; (b) review and approve the financial sections of: (i) the annual report to shareholders; (ii) the annual information form; (iii) annual and interim MD&A; (iv) prospectuses; (v) news releases discussing financial results of the Company; and (vi) other public reports of a financial nature requiring approval by the Board, and report to the Board with respect thereto; (c) review regulatory filings and decisions as they relate to the Company's consolidated financial statements; (d) review the appropriateness of the policies and procedures used in the preparation of the Company's consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies; (e) review and report on the integrity of the Company's consolidated financial statements; (f) review the minutes of any audit committee meeting of subsidiary companies; (g) review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements; (h) review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of financial information; and (i) develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board of Directors following each annual general meeting of shareholders.